Prospectus Supplement Filed pursuant to Rule 424(b)(3)

Registration No. 333-138257

PROSPECTUS SUPPLEMENT NO. 10

DATED AUGUST 15, 2007

(To Prospectus Dated November 17, 2006)

BIOVEST INTERNATIONAL, INC.

18,000,000 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated November 17, 2006, of Biovest International, Inc. (the “Company”) as supplemented by Supplement No. 9 thereto dated June 29, 2007, Supplement No. 8 thereto dated June 14, 2007, Supplement No. 7 thereto dated May 15, 2007, Supplement No. 6 thereto dated April 19, 2007, Supplement No. 5 thereto dated March 28, 2007, Supplement No. 4 thereto dated February 14, 2007, Supplement No. 3 thereto dated January 19, 2007, Supplement No. 2 thereto dated December 29, 2006 and Supplement No. 1 thereto dated December 14, 2006. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement Nos. 1, 2, 3, 4, 5, 6, 7, 8 and 9 thereto. The Prospectus relates to the public sale, from time to time, of up to 18,000,000 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement Nos. 1, 2, 3, 4, 5, 6, 7, 8 and 9.

This prospectus supplement includes the attached Form 10-Q as filed by us with the Securities and Exchange Commission on August 14, 2007.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated November 17, 2006, as previously supplemented) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 15, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2007

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 0-11480

BIOVEST INTERNATIONAL, INC.

(Exact name of issuer as specified in its charter)

Delaware	41-1412084
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

377 Plantation Street, Worcester MA 01605

(Address of principal executive offices) (Zip Code)

(813) 864-2554

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share

(Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non- accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer  ☐    Accelerated filer  ☐    Non-accelerated filer  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.):    Yes  ☐    No  ☒

As of July 31, 2007, there were 94,636,811 shares of the registrant’s Common Stock outstanding.

Forward-Looking Statements

Statements in this quarterly report on Form 10-Q that are not strictly historical in nature are forward-looking statements. These statements may include, but are not limited to, statements about: the timing of the commencement, enrollment, and completion of our clinical trials for our product candidates; the progress or success of our product development programs; the status of regulatory approvals for our product candidates; the timing of product launches; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; and our estimates for future performance, anticipated operating losses, future revenues, capital requirements, and our needs for additional financing. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” “goal,” or other variations of these terms (including their use in the negative) or by discussions of strategies, plans or intentions. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. The underlying information and expectations are likely to change over time. Actual events or results may differ materially from those projected in the forward-looking statements due to various factors, including, but not limited to, those set forth under the caption “Risk Factors” in “ITEM 1. DESCRIPTION OF BUSINESS” of our Form 10-KSB for the fiscal year ended September 30, 2006 and those set forth in our other filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INDEX

BIOVEST INTERNATIONAL, INC.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007 (Unaudited)	September 30, 2006
ASSETS
Current assets:
Cash	$308,000	$460,000
Restricted cash	—	2,551,000
Accounts receivable, net of $24,000 and $17,000 allowance for doubtful accounts at June 30, 2007 and September 30, 2006, respectively	547,000	749,000
Costs and estimated earnings in excess of billings on uncompleted contracts	9,000	6,000
Inventories	498,000	228,000
Prepaid expenses and other current assets	520,000	266,000

	1,882,000	4,260,000
Property, plant and equipment, net	1,282,000	898,000
Patents and trademarks, net	357,000	379,000
Deferred financing costs	891,000	776,000
Reorganization value in excess of amounts allocated to identifiable assets	2,131,000	2,131,000
Other assets	389,000	—

	$6,932,000	$8,444,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$1,965,000	$2,000,000
Current maturities of long-term debt	7,465,000	900,000
Accounts payable (including $1.5 million and $0.7 million due to affiliate at June 30, 2007, and September 30, 2006 respectively)	4,480,000	2,627,000
Customer deposits	397,000	392,000
Royalty liability	476,000	—
Accrued liabilities	1,610,000	2,495,000
Billings in excess of costs and estimated earnings on uncompleted contracts	63,000	137,000
Notes payable, related party	9,954,000	4,715,000

Total current liabilities	26,410,000	13,266,000
Long term debt, less current maturities	90,000	1,862,000
Royalty liability, less current portion	4,483,000	—
Derivative liability	541,000	236,000

Total liabilities	31,524,000	15,364,000

Non-controlling interests in variable interest entities (Note 16)	5,411,000	3,600,000

Minority interest in consolidated subsidiary (Note 9)	—	6,000,000

Commitments and contingencies (Notes 14 and 15)	—	—

Stockholders’ deficit:
Preferred stock, $.01 par value, 50,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value, 300,000,000 shares authorized; 94,636,811 and 74,126,635 issued and outstanding at June 30, 2007 and September 30, 2006, respectively	946,000	741,000
Additional paid-in capital	62,789,000	35,034,000
Accumulated deficit	(93,738,000)	(52,295,000)

Total stockholders’ deficit	(30,003,000)	(16,520,000)

	$6,932,000	$8,444,000

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Products	$716,000	$1,158,000	$2,191,000	$3,315,000
Services	690,000	893,000	2,094,000	2,095,000

Total revenue	1,406,000	2,051,000	4,285,000	5,410,000

Operating costs and expenses:
Cost of revenue:
Products	410,000	510,000	1,265,000	1,457,000
Services	272,000	639,000	1,035,000	1,530,000
Research and development expense	2,479,000	3,048,000	8,544,000	8,389,000
General and administrative expense	160,000	700,000	3,320,000	2,446,000
Impairment of investment in consolidated subsidiary (Note 9)	—	—	3,775,000	—
Loss on restructuring of related party royalty agreement (Note 9)	—	—	6,637,000	—

Total operating costs and expenses	3,321,000	4,897,000	24,576,000	13,822,000

Loss from operations	(1,915,000)	(2,846,000)	(20,291,000)	(8,412,000)

Other income (expense):
Interest expense, net	(458,000)	(1,272,000)	(4,049,000)	(1,498,000)
Loss on extinguishment of debt (Note 7)	(9,673,000)	—	(9,673,000)	—
Loss from termination of related party anti-dilution agreement (Note 9)	—	—	(6,637,000)	—
Loss on derivative liability	(115,000)	—	(174,000)	—
Related party financing cost (Note 9)	—	—	(1,232,000)	—
Other income, net	6,000	—	23,000	—

	(10,240,000)	(1,272,000)	(21,742,000)	(1,498,000)

Net loss before non-controlling interest in losses from variable interest entities and income taxes	$(12,155,000)	$(4,118,000)	$(42,033,000)	$(9,910,000)
Non-controlling interest in losses from variable interest entities	$112,000	—	$590,000	—

Net loss	$(12,043,000)	$(4,118,000)	$(41,443,000)	$(9,910,000)

Loss per common share:
Basic and diluted	$(0.13)	$(0.06)	$(0.45)	$(0.13)

Weighted average shares outstanding:
Basic and diluted	94,474,866	73,361,988	92,106,133	77,469,259

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

NINE MONTHS ENDED JUNE 30, 2007

(unaudited)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Balances at September 30, 2006	74,126,635	$741,000	$35,034,000	$(52,295,000)	$(16,520,000)
Employee share-based compensation	—	—	931,000	—	931,000
Employee options issued for accrued bonuses	—	—	402,000	—	402,000
Stock issued for related-party contract modification	10,000,000	100,000	9,400,000	—	9,500,000
Stock issued for related-party purchase of non- controlling interest in consolidated subsidiary	10,000,000	100,000	5,900,000	—	6,000,000
Sale of common stock	326,098	4,000	264,000	—	268,000
Exercise of stock options	184,078	—	9,000	—	9,000
Exercise of warrants	—	1,000	(1,000)		—
Major stockholder expense incurred on behalf of the Company	—	—	8,780,000	—	8,780,000
Warrants issued to guarantee financing transactions	—	—	2,070,000	—	2,070,000
Net loss	—	—	—	(41,443,000)	(41,443,000)

Balances at June 30, 2007	94,636,811	$946,000	$62,789,000	$(93,738,000)	$(30,003,000)

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended June 30
	2007	2006
Cash flows from operating activities:
Net loss	$(41,443,000)	$(9,910,000)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	267,000	410,000
Amortization	22,000	22,000
Employee share-based compensation	931,000	514,000
Impairment of investment in consolidated subsidiary	3,775,000	—
Loss on restructuring of related party royalty agreement	6,637,000	—
Related party financing cost	1,232,000	—
Loss from termination of related party anti-dilution agreement	6,637,000	—
Loss on extinguishment of debt	9,673,000	—
Amortization of discount on notes payable	592,000	247,000
Amortization of deferred loan costs	127,000	39,000
Warrants issued for guarantees of financing	2,070,000	498,000
Warrants issued for services	—	41,000
Non-controlling interest in loss of variable interest entities	(590,000)	—
Loss on derivative liability	174,000	—
Changes in cash resulting from changes in:
Operating assets	(715,000)	(567,000)
Operating liabilities	1,302,000	205,000

Net cash flows from operating activities	(9,309,000)	(8,501,000)

Cash flows from investing activities:
Purchase of property and equipment	(651,000)	(672,000)
Deposit of restricted cash	—	(7,869,000)
Release of restricted cash	2,551,000	2,799,000

Net cash flows from investing activities	1,900,000	(5,742,000)

Cash flows from financing activities:
Repayment of notes payable and long-term debt	(2,730,000)	(597,000)
Advances from related party	5,239,000	3,328,000
Proceeds from long term debt	2,313,000	8,067,000
Proceeds from stock subscription receivable	—	682,000
Proceeds from sale of stock	268,000	—
Payment for repurchase of stock	—	(6,000,000)
Proceeds from exercise of stock options	9,000	—
Payment of deferred financing costs	(242,000)	(768,000)
Proceeds from non-controlling-interest in variable interest entities	2,400,000	3,600,000
Proceeds from non-controlling-interest in consolidated subsidiary	—	6,000,000

Net cash flows from financing activities	7,257,000	14,312,000

Net change in cash	(152,000)	69,000
Cash at beginning of period	460,000	32,000

Cash at end of period	$308,000	$101,000

Supplemental disclosure of cash flow information:

Non-cash financing and investing transactions:
Issuance of common stock to retire convertible debt	$—	$1,282,000
Issuance of warrant (discount on note payable)	—	4,818,000
Issuance of stock to purchase minority interest in consolidated subsidiary	6,000,000
Stock issued for payment of accrued expenses	—	408,000
Stock options issued for accrued bonuses	402,000	—
Transferred fixed assets to inventory, net	$—	$62,000
Cash paid for interest during period:	$503,000	$118,000

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

1. Description of the company:

Biovest International, Inc. (the “Company” or “Biovest”) is a biotechnology company focused on the development of a personalized therapeutic anti-cancer vaccine for the treatment of low-grade Follicular Lymphoma (FL), which is named BiovaxID™. FL is a deadly cancer of the white blood cells. This therapeutic vaccine is currently in a pivotal Phase 3 clinical trial. In September 2001, the Company entered into a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute (“NCI”) regarding the development of this therapeutic vaccine. In April 2004, the Investigational New Drug application (“IND”) for BiovaxID was transferred to the Company from the NCI. In May 2006, the FDA notified us that the FDA had granted “fast track” status to BiovaxID and further notified us of the approval of our request to utilize molecular remissions data as a new secondary endpoint in our ongoing clinical trial of BiovaxID. The Company terminated the CRADA with NCI on September 25, 2006. Included in this transaction was the termination of the NCI’s responsibility of the trial safety and monitoring oversight by the NCI Data Safety and Monitoring Board (DSMB). A new Data Monitoring Committee (DMC) has been established for the BiovaxID clinical trials. The current independent DMC is composed of two physicians with oncology training and experience, and one biostatistician trained and experienced in clinical trials data analysis.

On June 2, 2007 the DMC met to review all data for the BiovaxID Phase 3 pivotal efficacy study. Following the meeting with the DMC, the Company notified the DMC of its intent to seek Conditional Approval with the U.S. Food and Drug Administration (FDA) and its European counterpart, the European Medicines Agency (EMEA). The next regularly scheduled meeting of the DMC is planned for September 2007, at which point they will be provided with an updated data set for review. The Company plans to seek conditional approval based on the pre-clinical and clinical Phase 2 and ongoing Phase 3 data supporting its highly favorable risk-benefit profile, driven in large part by its exemplary safety record, and evidence of efficacy to date in the treatment of FL. If conditionally approved by the target date of mid-June 2008, the Company would anticipate commencing commercial sales and marketing by early 2009. Conditional approval would require the Company to complete the ongoing Phase 3 study as a condition to continued marketing of BiovaxID.

The Company manufactures instruments and disposables used in hollow fiber production of cell culture products. Hollow fiber cell culture products and instruments are used by biopharmaceutical and biotech companies, medical schools, universities, research facilities, hospitals and public and private laboratories. The Company has developed an automated cell culture instrument, called AutovaxID ™ which reduces the manpower and production space requirements and costs associated with the production of monoclonal antibodies, a critical step in the production of personalized therapeutics and vaccines. This instrument will facilitate more efficient commercial production of BiovaxID following approval of the vaccine, if and when it is obtained. In May, 2006, the Company was informed that no further FDA review or approval is required to market the AutovaxID instruments. In December, 2006, the Company acquired a facility in St. Louis, Missouri, to market, assemble and distribute the instrument through its wholly-owned subsidiary AutovaxID, Inc. The St Louis facility is anticipated to be fully operational in the fourth quarter of 2007. Delivery of the new instruments began in March, 2007. On June 8, 2007 the Company entered into a Non-Exclusive Distribution Agreement with VWR International, Inc. (“VWR”) to market and to distribute the AutovaxID instrument in North America. VWR will commence its sales and marketing activities in September 2007.

The Company produces mammalian and insect cells, monoclonal antibodies, recombinant and secreted proteins and other cell culture products using the unique capability, expertise and proprietary advancements in cell production process known as hollow fiber perfusion. Prior to September 2005, the Company was designated as the National Cell Culture Center (“NCCC”) under a grant from the National Institutes of Health and from September 2005 through June 30, 2006, continued to provide the same services under an interim grant. Subsequent to June 30, 2006, the Company has discontinued services under the grant, and has since integrated those activities into its commercial contract manufacturing business.

As of June 30, 2007, the Company is a 77% owned subsidiary of Accentia Biopharmaceuticals, Inc. (“Accentia”).

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

2. Significant accounting policies:

Basis of presentation:

The accompanying unaudited condensed consolidated financial statements have been derived from unaudited interim financial information prepared in accordance with the rules and regulations of the Securities and Exchange Commission for quarterly financial statements. Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. The interim financial statements of the Company, in the opinion of management, include all normal and recurring adjustments necessary for a fair presentation of results as of the dates and for the periods covered by the interim financial statements.

Operating results for the nine months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the entire fiscal year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006.

Consolidation policy:

The consolidated financial statements represent the consolidation of wholly-owned companies and interests in variable interest entities where the Company has a controlling financial interest or has been determined to be the primary beneficiary under Financial Accounting Standards Board (FASB) Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”). The 2007 condensed consolidated financial statements include Biovest International, Inc., its wholly owned subsidiaries Biovax, Inc., AutovaxID, Inc., Biolender LLC and Biolender II LLC; and certain variable interest entities of the company, Biovax Investment LLC, Telesis CDE Two LLC, AutovaxID Investment LLC, and St. Louis New Markets Tax Credit Fund II LLC (Note 15). All significant inter-company balances and transactions have been eliminated.

Revenue recognition:

Instruments and disposables sales are recognized in the period in which the applicable products are delivered. The Company does not provide its customers with a right of return; however, deposits made by customers must be returned to customers in the event of non-performance by the Company.

Revenues from contract cell production services are recognized using the percentage-of-completion method, measured by the percentage of contract costs incurred to date to estimated total contract costs for each contract. Contract costs include all direct material, subcontract and labor costs and those indirect costs related to contract performance, such as indirect labor, insurance, supplies and tools. General and administrative costs are charged to operations as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to revenues, costs and profits and are recognized in the period such revisions are determined. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change in the near term. The asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. Such revenues are expected to be billed and collected within one year on uncompleted contracts. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenue recognized.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

2. Significant accounting policies (continued):

Recent Accounting Pronouncements:

In September, 2006 the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 provides guidance on the process of quantifying financial statement misstatements, advising companies to use both a balance sheet (“iron curtain”) and an income statement (“rollover”) approach when quantifying and evaluating the materiality of a misstatement. The iron curtain approach quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the reporting period. The rollover approach quantifies a misstatement based on the amount of the error originating in the current period income statement, including the reversing effect of prior year misstatements. The use of this method can lead to the accumulation of misstatements in the balance sheet.

Under the guidance of SAB 108, the Company will be required to adjust its financial statements if either the iron curtain or rollover approach results in the quantification of a material misstatement. Previously filed reports would not be amended, but would be corrected the next time the company files prior year financial statements. Companies are allowed to record a one-time cumulative effect adjustment to correct errors in prior years that previously had been considered immaterial based on their previous approach. SAB 108 is effective for the Company upon issuance of its Fiscal 2007 annual financial statements. The Company is currently assessing the effect of SAB 108, if any, on its financial position or results of operations.

In February, 2007, the Financial Accounting Standards Board (“FASB”) issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including and amendment of FASB Statement No. 115” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. FAS 159 is effective for fiscal years beginning after November 15, 2007. Management is currently assessing the adoption of FAS 159, and the effect, if any, on the Company’s financial position or results of operations.

3. Liquidity and management plans:

During the nine months ended June 30, 2007, the Company incurred a net loss of $41.4 million, of which approximately $24 million were non-cash losses resulting from four transactions between the Company, Accentia, and Laurus, the Company’s and Accentia’s senior lender, regarding modification and termination of certain agreements and approximately $3.8 million from an impairment charge on an investment in a consolidated subsidiary. See Notes 7 and 9 for further discussion. At June 30, 2007, the Company had an accumulated deficit of approximately $93.7 million and working capital deficit of approximately $24.5 million. The Company intends to attempt to meet its cash requirements through proceeds from its cell culture and instrument manufacturing activities, the use of cash on hand, trade vendor credit and short-term borrowings (including from affiliates), and the sale of stock to, and inter-company demand loans from Accentia Biopharmaceuticals, Inc. (“Accentia”) as discussed below. The Company’s auditors issued a “going concern” uncertainty on the financial statements for the year ended September 30, 2006, citing significant losses and working capital deficits at that date, which raised substantial doubt about the Company’s ability to continue as a going concern.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

3. Liquidity and management plans (continued):

Phase 3 Clinical Trial and planned commercialization expenditures:

The Company intends to seek Conditional Approval with the U.S. Food and Drug Administration (FDA) and its European counterpart, the European Medicines Agency (EMEA) based on the pre-clinical and clinical Phase 2 and ongoing Phase 3 data supporting its highly favorable risk-benefit profile, driven in large part by its exemplary safety record, and evidence of efficacy to date in the treatment of FL. Pending the outcome of this application for conditional approval, the Company anticipates that it will curtail ongoing clinical trial activities and that clinical trial expenses will significantly decrease compared to that for prior periods. If conditionally approved by the target date of mid-June 2008, the Company would anticipate commencing commercial sales and marketing by early 2009. Conditional approval would require the Company to complete the ongoing Phase 3 study as a condition to continued marketing of BiovaxID. Accordingly, should the Company receive conditional approval, clinical trial activities and related expenses are anticipated to return to the levels experienced in periods prior to the application for conditional approval until the clinical trial is completed. While the Company pursues FDA approval of BiovaxID, the Company plans, subject to the availability of financing, to make significant investments in laboratory equipment, including the development of automated cell production instruments, and potentially space and related capability necessary to support commercial vaccine production requirements anticipated upon FDA approval of BiovaxID. The Company’s ability to timely access required financing will continue to be essential to support the ongoing Phase 3 clinical trial. The Company’s inability to obtain required funds or any substantial delay in obtaining required funds will have a material adverse effect on the ongoing clinical trial and commercialization efforts.

In addition, the Company established an assembly and distribution facility in December 2006, for the commercial production of AutovaxID instruments. This facility obtained a Certificate of Occupancy in June 2007 and is anticipated to be operational in September 2007. The completion of the AutovaxID dedicated facility and anticipated start-up will require significant expenditures for leasehold improvements, construction, equipment, and personnel costs, in advance of significant revenues from the commercial sale of AutovaxID instruments. Approximately $221,000 of the $308,000 cash on hand at June 30, 2007 was allocated for this purpose. The Company’s inability to obtain additional required funds or any substantial delay in obtaining additional required funds will have a material adverse effect on the ability to commercialize the AutovaxID instruments.

The company began producing revenues from the sale of AutovaxID instruments in March 2007. On June 8, 2007 the Company entered into a Non-Exclusive Distribution Agreement with VWR International, Inc. (“VWR”) to market and to distribute the AutovaxID instrument in North America. VWR plans to commence its sales and marketing activities in September 2007. On April 17, 2007, the Company executed an amendment agreement with its senior lender, Laurus, whereby the company issued to Laurus a right to a minimum royalty stream on AutovaxID instrument sales (Note 8).

Advances to the Company by Accentia:

During the nine months ended June 30, 2007 the Company borrowed an additional $5.2 million to increase the total balance due to Accentia to approximately $10.0 million. The advances by Accentia as of June 30, 2007 consisted of cash loans, payments directly to third parties on the Company’s behalf, allocated inter-company expenses, accrued interest of $0.9 million, and amounts owed in connection with the conversion of notes outstanding at the time of Accentia’s initial investment in June 2003. The approximate $10.0 million balance of the inter-company loans is evidenced by three secured promissory demand notes which accrue interest at the prime rate.

Additional New Market Tax Credit financing:

On December 8, 2006, the Company through its wholly owned subsidiary, AutovaxID, Inc., closed a financing transaction that was structured in an effort to obtain certain advantages by virtue of being located in a qualifying census tract. The Company’s new AutovaxID assembly and distribution facility is located in such a tract. The series of transactions, described in Note 15, resulted in the Company receiving approximately $4.5 million for facility improvements, startup-costs and general working capital.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

3. Liquidity and management plans (continued):

Notes payable:

On January 16, 2007, the Company issued a promissory note to Pulaski Bank in the amount of $1.0 million. This loan bears interest at prime less 0.5% (currently 7.75%) and was originally payable July 5, 2007. The maturity date of the note was subsequently extended to September 5, 2007. The Company paid $25,000 in cash as well as warrants to purchase 85,710 shares of the Company’s common stock at $1.10 per share to Pulaski Bank in consideration for this extension. In addition, the Company issued an additional promissory note to Pulaski Bank on March 22, 2007, in the amount of $0.75 million bearing interest at prime less 0.5% (currently 7.75%) with an original maturity date of April 21, 2007. The maturity date of the note was subsequently extended to September 21, 2007. The Company paid $18,750 in cash as well as warrants to purchase 64,290 shares of the Company’s common stock at $1.10 per share to Pulaski Bank in consideration for this extension. On June 26, 2007 the Company issued a promissory note to Southwest Bank Creve Coeur Financial Center of St. Louis, MO (“Southwest”) in the amount of $0.2 million. This loan bears interest at prime plus 1.0% (currently 9.25%) and is payable December 26, 2007. The Company issued warrants to purchase 1,879,543 shares of the Company’s common stock to certain officers and directors of the Company or Accentia in conjunction with their guarantee of the notes payable to Pulaski and Southwest.

Amendment to Laurus Loan:

On April 17, 2007, the Company executed an amendment agreement with its senior lender, Laurus, to defer payments of principal on its $7.8 million loan until August 2007, and to allow an increase in indebtedness by $7.0 million for future bridge financing purposes. In return for the forbearance, the company issued to Laurus a right to a minimum royalty stream on AutovaxID instrument sales. As of August 1, 2007 certain principal and interest payments due to Laurus had not been made when due, although no default had been declared on these obligations as of this time. See Notes 7 and 8.

Additional expected financing activity:

Management intends to attempt to meet its cash requirements through proceeds from its cell, culture and instrument manufacturing activities, vendor credit, short-term borrowings, debt and equity financings, and strategic transactions such as collaborations and licensing. Accentia has advanced all payments required under its investment agreement obligation of $20 million. Additionally, Accentia has loaned the Company or otherwise paid on its behalf an additional $10.0 million through June 30, 2007, through the inter-company demand loans discussed above. While investments and loans from Accentia have been a primary source of financing for the Company since 2003, the Company has been informed by Accentia that provisions of certain of its loan and debenture financing agreements preclude Accentia from making any additional direct cash contributions to the Company. Accordingly, the Company’s ability to continue present operations and meet obligations for vaccine development is dependent upon the Company’s ability to obtain significant external funding from sources other than Accentia. Additional sources of funding have not been established; however, additional financing is currently being sought by the Company from a number of sources other than Accentia, including the sale of equity or debt securities, strategic collaborations, recognized research funding programs, as well as domestic and/or foreign licensing of our vaccine. Management is currently in the process of exploring various financing alternatives, and has hired an investment banking firm to assist in these efforts. There can be no assurance that we will be successful in securing such financing at acceptable terms, if at all. If adequate funds are not available from the foregoing sources, or if the Company determines it to otherwise be in the Company’s best interest, the Company may consider additional strategic financing options, including sales of assets or business units that are non-essential to the ongoing development or future commercialization of BiovaxID and AutovaxID, or the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs or curtail some or all of its commercialization efforts.

4. Concentrations of credit risk and major customer information:

The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support amounts due. Management performs ongoing credit evaluations of its customers. One customer accounted for 24% of revenues for the nine months ended June 30, 2007, and 10% of trade accounts receivable as of June 30, 2007. A significant amount of the Company’s revenue has been derived from export sales. The Company’s export sales were 34% of revenues for the nine months ended June 30, 2007, compared to 25% for the same period in 2006. For the nine months ended June 30, 2007, sales to customers in the United Kingdom accounted for 26% of total revenue, while no single foreign country represented sales in excess of 10% of revenues for the nine months ended June 30, 2006.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

5. Inventories:

Inventories consist of the following:

	June 30, 2007 (Unaudited)	September 30, 2006
Finished goods	312,000	$34,000
Work-in-process	43,000	97,000
Raw materials	143,000	97,000

	$498,000	$228,000

6. Notes payable:

On January 16, 2007, the Company closed an amended and restated loan transaction (“Note 1”) with Pulaski Bank and Trust Company of St. Louis, MO (“Pulaski”), which amended the Loan Agreement dated September 5, 2006 pursuant to which Pulaski agreed to loan $1 million to the Company pursuant to an unsecured Promissory Note. The Company issued warrants to purchase 25,000 shares of the Company’s common stock as a loan origination fee. The Company also closed on a second loan transaction with Pulaski Bank on March 22, 2007 (“Note 2”), pursuant to which Pulaski agreed to loan an additional $0.75 million to the Company pursuant to an unsecured Promissory Note. The balance of both notes in the June 30, 2007 financial statements includes principal of $1.75 million plus accrued interest of $13,000. The company issued warrants to purchase 1,770,453 shares of the Company’s common stock to certain officers and directors in conjunction with their guarantee of these notes payable.

Note 1 had an original maturity date of July 5, 2007, and was subsequently extended to September 5, 2007. The Company paid $25,000 in cash as well as warrants to purchase 85,710 shares of the Company’s common stock with a five year term at $1.10 per share to Pulaski Bank in consideration for this extension. The note can be prepaid by the Company at any time without penalty. The note bears interest at the prime rate minus .05% (7.75% per annum at June 30, 2007), requiring monthly payments of interest only. The note is an unsecured obligation of the Company and is subordinated to the Company’s outstanding loan to Laurus Master Fund, Ltd. The note is guaranteed by entities, officers and other individuals affiliated with the Company or Accentia, the majority stockholder of the Company. The Company has entered into Indemnification Agreements with each of the guarantors. The Company issued warrants to purchase 1,388,636 shares of the Company’s common stock to certain officers and directors in conjunction with their guarantee of this note payable.

Note 2 had an original maturity date of May 21, 2007, and was subsequently extended to September 21, 2007. The Company paid $18,750 in cash as well as warrants to purchase 64,290 shares of the Company’s common stock with a five year term at $1.10 per share to Pulaski Bank in consideration for this extension. The note bears interest at the prime rate minus .05% (7.75% per annum as of June 30, 2007), with interest only payments due monthly. The note is an unsecured obligation of the Company and is subordinated to the Company’s outstanding loan to Laurus Master Fund, Ltd. The note is guaranteed by entities and individuals affiliated with the Company or Accentia, the majority stockholder of the Company. The Company has entered into Indemnification Agreements with each of the guarantors. The Company issued to the guarantors warrants to purchase an aggregate total of 381,817 shares of the Company’s common stock, par value $0.01 per share, at an exercise price of $1.10 per share. The Company issued to Pulaski Bank warrants to purchase a total of 25,000 shares of the Company’s common stock as a loan origination fee.

The Company agreed to indemnify and hold harmless each guarantor should their guarantees be called by the Lender by agreeing to compensate each affected guarantor by an issuance of restricted common stock equal to 700% of the amount of their guarantee if the guarantee is called upon.

On June 26, 2007 the Company closed a loan transaction with Southwest Bank Creve Coeur Financial Center of St. Louis, MO (“Southwest”) pursuant to which Southwest agreed to loan $0.2 million to the Company pursuant to an unsecured Promissory Note. The note matures on December 26, 2007, and can be prepaid by the Company at any time without penalty. The note bears interest at the prime rate plus 1.0% (9.25% per annum at June 30, 2007), requiring monthly payments of interest only. The note is an unsecured obligation of the Company and is subordinated to the Company’s outstanding loan to Laurus Master Fund, Ltd. The note is guaranteed by an officer of Accentia, the majority stockholder of the Company. The Company has entered into an Indemnification Agreement with the guarantor whereby the Company has agreed to indemnify and hold harmless the guarantor should the guarantee be called by the Lender.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

6. Notes payable (continued):

In conjunction with the issuance of this note payable the Company issued to the guarantor warrants to purchase 109,090 shares of the Company’s Common Stock, par value $0.01 per share, at an exercise price of $1.10 per share (the “Warrants”). The Warrants will expire on January 26, 2012. Under the terms of the Warrants, the guarantors shall have piggy-back registration rights for the shares underlying the Warrants.

The balance of this note in the June 30, 2007 financial statements includes principal of $0.2 million plus accrued interest of $2,000.

7. Long-term debt:

Long-term debt consists of the following:

	June 30, 2007 (unaudited)	September 30, 2006
Note payable, Laurus Master Fund, $7,799,000 face value, variable rate (10.25% at June 30, 2007) amortizing note payable due in monthly payments through May 31, 2009[1]	$7,110,000	$—

Note payable, Laurus Master Fund, $2,500,000 face value, prime rate (8.25% at September 30, 2006) non-amortizing note payable, secured by restricted cash in escrow, originally due March 31, 2009[2]	—	906,000

Note payable, Laurus Master Fund, $5,066,000 face value, variable rate (10.25% at September 30, 2006) amortizing note payable originally due in monthly payments through March 31, 2009[2]	—	1,448,000

Notes payable, interest at 10%; due in 2007; convertible into common stock at $1.00 per share.	47,000	114,000

Other	105,000	208,000
Accrued interest, long-term debt	293,000	86,000

	7,555,000	2,762,000
Less current maturities	(7,465,000)	(900,000)

	$90,000	$1,862,000

1	This note is collateralized by all cash, restricted cash, accounts receivable, inventory, fixed assets and other assets. The note also contains certain restrictive covenants. Pursuant to the original terms of this secured promissory note, the Company was required to make certain principal and interest payments commencing in calendar 2007. The Company did not commence making such payments when originally due and reached an understanding that such payments would not commence while the Company sought additional financing. This understanding was formalized into a letter agreement dated March 21, 2007 (“the Letter Agreement”). The company closed on a short-term borrowing of $750,000 from Pulaski Bank and this Letter Agreement became effective on April 17, 2007. In addition to formalizing and continuing Laurus’ forbearance, the Letter Agreement rescheduled future payments due from the Company to Laurus under the Note. Under the Letter Agreement past due and ongoing principal payments on the Note were deferred until August 1, 2007, when adjusted monthly principal payments of $0.3 million were to commence. As consideration for the forbearance the Company granted to Laurus a non-cancelable royalty equal to three percent of world-wide net sales of AutovaxID instruments for a period of five years commencing on May 31, 2007. Under the terms of the royalty agreement the Company’s royalty payments to Laurus are required to aggregate to a minimum of $8 million with $0.5 million of the minimum royalty being payable on December 31, 2007 and the balance (if any), less actual royalties paid, being due at the end of the five year royalty term (Note 8). In addition, upon satisfaction of certain conditions of the Letter Agreement, Laurus consented to the Company seeking and, if available, entering into bridge loans in an aggregate amount of up to $7.0 million. As of August 14, 2007, certain principal and interest payments due to Laurus had not been made when due, although no default has been declared by Laurus on these obligations as of this time. As a result, the balance due on this note ($7.1 million) has been included in current liabilities in the accompanying June 30, 2007 balance sheet.
2	Converted to Note Payable to Laurus Master Fund $7,799,000 face value, discussed above.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

7. Long-term debt (continued):

Future maturities of long-term debt are as follows:

Years ending June 30,
2008	$7,872,000
2009	87,000

Total maturities	7,642,000
Less unamortized discount	(404,000)

$7,555,000

Amendment to Laurus Loan:

On April 17, 2007, the Company executed an amendment agreement (the “Amendment”) with its senior lender, Laurus, to defer payments of principal on its $7.8 million loan until August, 2007, at which point adjusted principal payments of $0.3 million per month were to commence. Interest on this loan will continue to accrue at prime plus 2.0% (10.25% at June 30, 2007) and is due monthly. As of August 1, 2007, certain principal and interest payments due to Laurus had not been made when due, although no default has been declared by Laurus on these obligations as of this time and therefor the $7.1 million has been included in current liabilities in the accompanying 2007 balance sheet. As consideration for the forbearance the Company granted to Laurus a non-cancelable royalty equal to three percent of world-wide net sales of AutovaxID instruments for a period of five years commencing on May 31, 2007. Under the terms of the royalty agreement the Company’s royalty payments to Laurus are required to aggregate to a minimum of $8.0 million with $0.5 million of the minimum royalty being payable on December 31, 2007 and the balance (if any), less actual royalties paid, being due on May 31, 2012 (Note 8). In addition, upon satisfaction of certain conditions of the Amendment, Laurus consented to the Company seeking and, if available, entering into bridge loans in an aggregate amount of up to $7.0 million.

The Company applied the provisions of EITF 96-19, “Debtors Accounting for Modification or Exchange of Debt Instruments” to the Amendment. EITF 96-19 provides that substantial modifications of terms should be treated in the same manner as an extinguishment of debt and thus accounted for under the provisions of SFAS 125. A cash-flow test is used to determine if the modification is substantial whereby cash flows prior to the modification are compared to cash flows subsequent to the modification. EITF 96-19 states that if the discounted cash flows under the terms of the new debt instrument are at least ten percent different from the discounted cash flows under the terms of the original instrument then the new terms represent a substantial modification and an extinguishment of debt has occurred. The Company reached the conclusion that the modification of terms of the $7.8 million loan from Laurus in addition to the $8.0 million minimum royalty payment due to Laurus under the Amendment constitutes a substantial modification of terms and thus treated the Amendment as an extinguishment of debt. The Company incurred a $9.7 million loss on extinguishment of debt as a result of this transaction which is included in other income (expense) in the accompanying condensed consolidated statement of operations for the three and nine months ended June 30, 2007.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

8. Royalty liability

On April 17, 2007, the Company executed an amendment agreement (the “Amendment”) with its senior lender, Laurus, to defer payments of principal on its $7.8 million loan (Note 7). As consideration for the forbearance the Company granted to Laurus a non-cancelable royalty equal to three percent of world-wide net sales of AutovaxID instruments for a period of five years commencing on May 31, 2007. Under the terms of the royalty agreement the Company’s royalty payments to Laurus are required to aggregate to a minimum of $8.0 million with $0.5 million of the minimum royalty being payable on December 31, 2007 and the balance (if any), less actual royalties paid, being due on May 31, 2012.

The Company recorded the royalty liability based on the present value of the minimum payments due under the Amendment. Management has determined that the recorded liability represents their best estimate of future payments due under this agreement. Additional royalty expense, if any, will be recorded as incurred or as it becomes reasonably estimable. Therefore, the actual royalty liability could exceed the recorded amount.

9. Related Party Transactions:

Notes payable, related party:

Notes payable, related party includes amounts advanced under three secured promissory demand notes issued to Accentia Biopharmaceuticals, Inc., bearing interest at the prime rate. As of June 30, 2007, the total balance owed to Accentia under these notes was approximately $10.0 million. Related party interest expense of $0.5 million and $0.3 million was incurred for the nine months ended June 30, 2007 and 2006, respectively and $0.2 million and $0.1 million for the three months ended June 30, 2007 and 2006, respectively.

Modification and termination of agreements:

The Company borrowed $3.1 million from Accentia to facilitate the purchase of Biolender II in the New Market Tax Credit Transaction (Note 15). This borrowing was evidenced by the execution of an additional promissory demand note bearing interest at prime rate and $1.1 million due under this note was paid subsequent to the closing of the December New Market Tax Credit transactions and the remaining $2.0 million is included in the June 30, 2007 balance in Notes payable, related party.

On October 31, 2006, the Company entered into a series of agreements with Accentia modifying certain material terms of the relationship between the two companies. The material terms of these modifications to the previously existing agreements are summarized as follows:

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

9. Related Party Transactions (continued):

•

The Company and Accentia entered into a Royalty Agreement that terminated and superseded the Biologics Products Commercialization Agreement (the “Biologics Commercialization Agreement”), dated August 17, 2004, between the two companies. The Biologics Commercialization Agreement had provided that Accentia was the exclusive commercialization partner for the Company’s biologic products and was entitled to 49% of the Company’s net profits from the sale of biologic products should Accentia’s ownership percentage in the Company drop below 50%. Net revenue as used in the Biologics Commercialization Agreement included all receipts from the sale, license, sub-license, joint venture or other receipts from the biologic products less all expenses including the costs of product acquisition, research, manufacture, sales, distribution, commercialization and governmental regulation. The new Royalty Agreement provides that Accentia is no longer the Company’s exclusive commercialization partner and replaces the share of net profits with a 19.5% royalty based on net sales and license revenue of biologics products. The products and territory subject to the Royalty Agreement remain identical to those terms as previously contained in the Biologics Commercialization Agreement. In consideration for Accentia entering into this Royalty Agreement, the Company agreed to issue to Accentia 5 million new shares of the Company’s common stock with a fair value of $4.8 million on the date of modification. No royalty expense relating to the Royalty Agreement was incurred during the nine months ended June 30, 2007. A charge to the Company of $4.8 million was recorded in operating expense and is included in “loss on restructuring related party royalty agreement” in the accompanying condensed consolidated statement of operations for the nine months ended June 30, 2007.

•

The Company and Accentia entered into a Termination Agreement under which Accentia agreed to immediately terminate its absolute anti-dilution rights that were granted to Accentia pursuant to the First Right of Refusal Agreement dated June 16, 2003 with the Company. In consideration of Accentia’s termination of the First Right of Refusal Agreement, Biovest issued to Accentia 5 million new shares of the Company’s common stock with a fair value of $4.8 million on the date of the termination agreement. A charge to the Company of $4.8 million was recorded in Other Expense as a cost of terminating the agreement, and is included in “termination of related party anti-dilution agreement” in the accompanying condensed consolidated statement of operations for the nine months ended June 30, 2007.

•

The Company and Accentia entered into a Purchase Agreement whereby the Company purchased Accentia’s 70.5% ownership interest in Biolender, LLC (“Biolender”). Biolender is the entity that was formed by Accentia and the Company to participate in the Company’s New Market Tax Credit enhanced financing that closed in April 2006. In consideration of the sale of this interest in Biolender, the Company agreed to issue to Accentia 10 million new shares of the Company’s common stock, representing the negotiated value of the purchased interest. The Company accounted for the acquisition of this majority interest in Biolender at Accentia’s $6.0 million historical cost due to the common control ownership of Accentia and the Company.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

9. Related Party Transactions (continued):

•

In order to consummate the foregoing transactions, the Company and Accentia were required to obtain the consent of Accentia’s senior lender, Laurus Master Fund, Ltd. (“Laurus”), under Accentia’s loan agreement with Laurus. In consideration for providing such consent, the Company and Accentia entered into an agreement with Laurus pursuant to which Laurus consented to the above-described transactions and certain other transactions, and Accentia issued to Laurus a warrant to purchase 10 million outstanding shares of the Company’s common stock owned by Accentia at an exercise price of $.01 per share with a total fair value of approximately $9.4 million. The warrant expires in October 2012. The Company was allocated from Accentia $8.8 million of the total $9.4 million based on the relative fair value of the transactions. The $8.8 million fair value allocated to the Company has been recorded as a capital contribution in the Company’s consolidated financial statements as of June 30, 2007. A portion of the warrant’s cost was also allocated to a provision in the consent whereby Accentia was allowed to increase its inter-company loan with Biovest to a total of $9.6 million in order to facilitate the New Markets Tax Credit financing transaction (see Note 15). This allocation has been recorded as a financing fee in the statement of operations for the nine months ended June 30, 2007. The $8.8 million charge was allocated as follows in the statement of operations:

• Investment in Biolender LLC (immediately impaired)	$3,775,000
• Loss on restructuring of related party royalty agreement	1,887,000
• Related party financing fee	1,231,000
• Termination of related party anti-dilution agreement	1,887,000

$8,780,000

Warrants issued to related parties

In connection with the Southwest Bank Promissory Note dated June 26, 2007, as described in the above Note 6, the Company issued the guarantor of the Promissory Note, who is a director/officer of the Company’s majority owned parent, Accentia Biopharmaceuticals, Inc (“Accentia”) a warrant to purchase an aggregate total of 109,090 shares of the Company’s Common Stock, par value $0.01 per share, at an exercise price of $1.10 per share (the “Warrant”). The Warrant will expire on June 25, 2012.

10. Income taxes:

No provision for income taxes has been recorded for the nine months ended June 30, 2007 and 2006 due to the losses incurred during the periods. At June 30, 2007, the Company has net operating loss carry forwards of approximately $53.0 million available to offset future taxable income, which will begin to expire in 2020.

Deferred tax assets are reduced by a valuation allowance if, based on the weight of the available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized. The Company has recorded a deferred tax asset valuation allowance of approximately $ 25.8 million, which fully offsets all deferred tax assets.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

11. Stock based compensation:

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model that uses assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. Expected volatilities are based on historical volatility of the Company’s stock and other factors estimated over the expected term of the options. The expected term of options granted is derived using the “simplified method” which computes expected term as the average of the sum of the vesting term plus the contract term. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the period of the expected term.

Common stock options outstanding and exercisable as of June 30, 2007 are as follows:

	Shares	Weighted Average Price	Weighted Average Contractual Life	Aggregate Intrinsic Value
Outstanding at September 30, 2006	6,366,141	$0.73
Granted	2,901,382	$0.73
Exercised	(15,000)	$0.50
Cancelled	(265,199)	$0.82

Outstanding at June 30, 2007	8,987,324	$0.73	7.46	$1,053,412

Exercisable at June 30, 2007	7,450,559	$0.75	7.18	$936,768

Non-vested employee stock options:

Non-vested Shares	Shares	Weighted Avg Grant-Date Fair Value
Non-vested at September, 30, 2006	1,997,562	$0.48
Granted	704,167	0.32
Vested	(1,138,592)	0.44
Cancelled	(26,372)	0.58

Non-vested at June 30, 2007	1,536,765	$0.43

Stock Warrants:

Warrants	Shares	Weighted Average Price
Outstanding at September 30, 2006	17,298,126	$0.20
Issued	4,564,086	1.10
Exercised	(171,321)	0.02
Cancelled	(150,346)	3.21

Outstanding at June 30, 2007	21,540,545	0.37

Exercisable at June 30, 2007	20,340,545	$0.32

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

12. Derivative liability:

Changes to the Derivative liability are as follows:

Balance, September 30, 2006	$236,000
Allocation of Laurus debt for New Market Tax Credit Transaction, December, 2006	131,000
Loss on derivative	174,000

Balance, June 30, 2007	$541,000

13. Segment information:

The Company operates in three identifiable industry segments. The Company’s Cell Culture products and services is engaged in the production and contract manufacturing of biologic drugs and cell production for research institutions worldwide. The Instruments and Disposables segment is engaged in the development, manufacture and marketing of patented cell culture systems, equipment and consumable parts to pharmaceutical, diagnostic and biotechnology companies, as well as leading research institutions worldwide. The Therapeutic Vaccine segment, which has generated no revenues to date, is focused on developing BiovaxID, as described earlier.

The Company’s facilities expenses and other assets are not distinguished amount the identifiable segments. Revenue and cost of sales information about the Company’s segments are as follows:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Revenues
Cell Culture Services	690,000	893,000	2,094,000	2,095,000
Instruments and Disposables	716,000	1,158,000	2,191,000	3,315,000

Total Revenues	1,406,000	2,051,000	4,285,000	5,410,000

Cost of Sales
Cell Culture Services	272,000	639,000	1,035,000	1,530,000
Instruments and Disposables	410,000	510,000	1,265,000	1,457,000

Total Cost of Sales	682,000	1,149,000	2,300,000	2,987,000

Gross Margin ($)	724,000	902,000	1,985,000	2,423,000
Gross Margin (%)	51%	44%	46%	45%

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

14. Commitments and contingencies:

Legal proceedings:

The Company is involved with the litigation titled Biovest International, Inc. v. Excorp Medical, Inc. This matter was instituted by the Company to effect collection of a debt owed to Biovest arising out of a prior litigation. The defendant has breached the settlement agreement and a default judgment in the amount of $567,647 was entered against Excorp Medical. On March 21, 2007, Biovest and Excorp entered into a Forebearance Agreement whereby Biovest agreed to forebear from exercising its rights to collect the Judgment until June 30, 2007. We are unable to determine the collectability of the judgment at this time.

The Company has been served with a summons and complaint filed in Delaware Superior Court on behalf of SPRI International LLC for breach of contract for non-payment of certain fees for clinical trial studies and pass-through expenses in the amount of $183,000, which has been accrued for in the condensed consolidated balance sheet as of June 30, 2007. Biovest has indicated that it intends to seek to dismiss this litigation and submit any claims involved in this matter to arbitration pursuant to a contractual arbitration clause. The Company intends to defend these claims vigorously.

From time to time the Company is subject to various legal proceedings in the normal course of business, some of which are covered by insurance.

Facility lease:

In connection with the New Market Tax Credit transaction (Note 15) on December 8, 2006, the Company entered into a lease for a 24,000 square foot facility in St. Louis, Missouri, for the sole purpose of assembling and distributing the AutovaxID instrument. The lease, which has a base term of approximately 3 years, calls for base rent payments of approximately $0.1 million annually, and provides a $12,000 allowance for tenant improvements.

Guarantee Indemnifications:

Under the terms of the January and March Pulaski notes payable, several board members and affiliates issued personal guarantees. The Company agreed to indemnify and hold harmless each guarantor should their guarantees be called by the Lender by agreeing to compensate each affected guarantor by an issuance of restricted common stock equal to 700% of the amount of their guarantee. The stock will be issued using a pre-determined value of $1.10 per share. The maximum amount to be issued by the Company in this regard is 20,045,455 shares of restricted common stock.

Under the terms of the Southwest Bank note payable issued June 26, 2007, an officer of Accentia, the majority shareholder of the Company, issued a personal guarantee. The Company agreed to indemnify and hold harmless the guarantor should the guarantee be called by Southwest Bank by agreeing to reimburse the guarantor for any liabilities incurred associated with enforcement of the guarantee.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

15. New Market Tax Credit Transactions:

On April 25, 2006, the Company through its wholly owned subsidiary, Biovax, Inc. (“Biovax”) closed a financing transaction (“Transaction I”) that was structured in an effort to obtain certain perceived advantages and enhancements from the New Markets Tax Credit (“NMTC”) regulations adopted under the auspices of the United States Department of the Treasury in 2002 to provide incentive for investing in businesses located in “qualifying census tracts,” or areas with a median income below the poverty line. The NMTC was provided for in the Community Renewal Relief Act of 2000 (the “Act”) and permits taxpayers (whether companies or individuals) to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of Community Development Entities (“CDE”). CDE are privately managed investment institutions that are certified to make Qualified Low-Income Community Investments (“QLICI”). Biovax is a qualified, active low-income business and is eligible to receive investment capital under the NMTC regulations.

The following parties were involved in Transaction I: Accentia Biopharmaceuticals, Inc., Biovest’s majority shareholder (“Accentia”), Biolender, LLC (“Biolender”), Biovax Investment Corp., Biovax Investment, LLC (“Fund”), U.S. Bancorp Community Investment Corporation (“US Bancorp”), Telesis CDE Two, LLC (“CDE”), Telesis CDE Corporation, Biovax, Inc., and Laurus Master Fund, Ltd. (“Laurus”).

Previously, on March 31, 2006 in contemplation of the Transaction, Biovest closed a financing transaction with Laurus pursuant to which Laurus purchased from Biovest a secured promissory note in the principal amount of $7,799,000 (the “Laurus Note”). Under the terms of the Laurus Note, $7.5 million of the principal amount was deposited into a restricted bank account of Biovest (the “Restricted Account”) pursuant to a restricted account agreement between Biovest and Laurus. Accentia, Analytica International, Inc. (formerly The Analytica Group, Inc.) and Laurus also entered into an Amended and Restated Stock Pledge Agreement pledging Accentia’s shares of TEAMM Pharmaceuticals, Inc., Analytica International, Inc., Biovest and others (including AutovaxID and Biolender II, who were added as obligors by way of joinder) to secure the obligations owed to Laurus as a result of the Laurus Note and Transaction.

In contemplation of Transaction I, Biovest and Biovest’s parent company formed Biolender, LLC as a Delaware limited liability company. On April 21, 2006, 2.5 million was released from the Restricted Account created under the Laurus Note. These proceeds were used to purchase a 29.5% equity investment in Biolender for $2.5 million. Accentia used the proceeds of a $6.0 million intraday loan from First Bank to purchase the remaining 70.5% equity interest in Biolender. On April 27, 2006, the Company redeemed 10 million shares of its common stock owned of record by Accentia for a $6.0 million cash payment which equaled the market price of $0.60 per share. Accentia used the proceeds of the stock redemption to repay its intraday loan due First Bank. Subsequently, on October 31, 2006, the Company entered into a Purchase Agreement with Accentia whereby the Company purchased Accentia’s 70.5% ownership interest in Biolender. In consideration of the sale of this interest in Biolender, the Company issued to Accentia ten million shares of common stock, representing the negotiated value of the purchased interest (Note 9).

In contemplation of Transaction I, Biovax Investment, LLC (the “Fund”) was established. U.S. Bancorp invested $3.6 million for a 99% equity interest in the Fund. Biovax Investment Corp., the Fund manager, invested an additional $100 for the remaining 0.01% equity interest. On April 25, 2006, Biolender loaned the Fund $8.5 million pursuant to a 5.18%, annual rate, senior secured, convertible note receivable, due October 27, 2013. Interest on the note is payable as follows: (i) 0.64% interest per annum, non-compounding, shall be payable on the first day of each calendar month until October 27, 2013; and (ii) any remaining accrued and unpaid interest shall be payable in one installment on October 27, 2013. The note is convertible at the option of the fund into shares of the Company’s common stock near the maturity date.

The proceeds received by the Fund from the aforementioned financing transactions were used to make a contemporaneous 99.99% equity investment in Telesis CDE II, LLC ($12 million) and payment for associated management, legal and accounting fees ($0.1 million). The $12 million investment by the Fund to the CDE constituted a qualified equity investment (“QEI”) under the New Markets Tax Credit Program authorized by Section 45D of the Internal Revenue Code of 1986, as amended (the “Code”), resulting in $4.7 million in tax credits.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

15. New Market Tax Credit Transactions (continued):

Telesis CDE II, LLC is a Community Development Entity that is certified through the U.S. Treasury Department to make Qualified Low-Income Community Investments (“QLICI”), and is managed and partially owned (0.01%) by Telesis CDE Corporation, a private financial institution. Telesis CDE Corporation paid $1,200 in consideration for its 0.01% interest in the CDE. Telesis CDE II, LLC, upon receipt of its equity funding, contemporaneously issued $11.5 million to Biovax for a 1.0% convertible promissory note payable, due October 27, 2013. The convertible promissory note is convertible into common stock at the option of Telesis CDE II, LLC within 5 days of the maturity date at a conversion price equaling the then trading market price of the common stock. The overall arrangement provides that in the event Telesis CDE II, LLC converts the note payable, the aforementioned note receivable is subject to immediate conversion at the same conversion price. The Company also issued to Telesis CDE Corporation warrants to purchase 1.2 million shares of the Company’s common stock over a period of nine-years at a fixed price of $1.30. These warrants are reflected as an equity financing cost in stockholders’ equity at a fair value of $517,000 computed using the Black-Scholes option pricing model. Accentia also issued warrants to Telesis CDE Corporation to purchase 0.2 million shares of Accentia’s common stock over a period of seven years at a fixed price of $9.00.

Other salient terms and conditions of Transaction I are as follows:

•

Under an Asset Purchase and Sale Agreement dated as of April 18, 2006, Biovest transferred all or substantially all of the assets of its vaccine manufacturing business situated at 377 Plantation Street, Worcester, Massachusetts (the “Plant” and the assets hereinafter the “Equipment”) and its rights under that certain lease agreement for the Plant and that certain letter of intent with the landlord to potentially lease additional space adjacent to the Plant (collectively the “Leasehold”) to Biovax. As full purchase price for the Equipment, Biovax paid Biovest $1.5 million and assumed certain liabilities, including a portion of a demand note payable to Accentia. In addition, Biovax advanced rental payments for the Leasehold in the amount of $4.5 million. Under the Asset Purchase Agreement, the Company is required to treat the advance as unrestricted and non-segregated funds provided that the Company uses the funds to make all required lease payments. Finally, Biovax also hired all of the Company’s employees that are related to the vaccine manufacturing business and assumed responsibility for all accrued vacation time and the maintenance of existing health and other benefits.

•

The tax credits arising from this transaction were fully assigned to US Bancorp. The Company, its subsidiaries and certain related parties have entered into an indemnification agreement directly with US Bancorp that provides for indemnification in the event of tax credit recapture from events caused by the Company. Biovax, Inc., the Company’s wholly owned subsidiary, is contractually required to maintain the following covenants to avoid tax credit recapture: (i) Biovax shall maintain its status as a qualified active low-income business; (ii) At least fifty percent (50%) of the use of the tangible property of the Biovax (whether owned or leased) will be within the low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iii) At least fifty percent (50%) of the services performed for Biovax by its employees will be within low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iv) Less than five percent (5%) of the average of the unadjusted bases of the property of Biovax will be attributable to collectibles (as defined in Section 408(m)(2) of the Code, and which includes any work of art; any rug or antique; any metal or gem; any stamp or coin; and any alcoholic beverage) other than collectibles that are held primarily for sale to customers in the ordinary course of business; (v) Less than five percent (5%) of the average of the unadjusted bases of the property of Biovax will be attributable to nonqualified financial property (as defined in Section 1397C(e) of the Code and in Section 1.45D-1(d)(4)(i)(E) of the Regulations, and which includes debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities and other similar property); (vi) No part of the business activities of Biovax will consist of the operation of any private or commercial golf course, country club, massage parlor, hot tub facility, or suntan facility, race track or other facility used for gambling, or store the principal business of which is the sale of alcoholic beverages for consumption off premises; (vii) No part of Biovax’s business activities will include the rental to others of residential rental property (the term “residential rental property” is defined in Section 168(e)(2)(A) of the Code as meaning any building or structure if eighty percent (80%) or more of the gross rental income from such building or structure for the taxable year is rental income from dwelling units); (viii) The predominant trade or business of Biovax will not include the development or holding of intangibles for sale or license, as provided under Section 1.45D-1(d)(5)(iii) of the Regulations; (ix) Farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code) will not be an activity of Biovax;

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

15. New Market Tax Credit Transactions (continued):

(x) Biovax will generate revenues by the date of April 25, 2009; (xi) Biovax shall not discontinue conducting business, shall not materially change the nature of its business, and shall not materially change the manner in which its business activities are conducted, other than changes in the nature of its business or the manner in which it conducts its business that do not cause the making of the Loan by the Lender to cease to constitute a “qualified low-income community investment” as such term is used in Section 45D of the Code (as determined by the Lender in its good faith judgment and based upon the advice of counsel); (xii) Biovax will not be a bank, credit union or other financial institution; (xiii) Biovax will not maintain a qualified low-income building under Section 42 of the Code; (xiv) Biovax will not become a single-member entity treated as disregarded as separate from its owner for federal income tax purposes, nor be liquidated or merged into another entity without the written consent of Telesis CDE II, LLC; and (xv) Biovax and Biovest will operate consistently with the Asset Purchase and Sale Agreement between Biovax and Biovest, and will not amend such agreement without prior written consent of Telesis CDE II, LLC. An example of an event that would not cause a recapture is changes in the Internal Revenue Code that results in such recapture. The total indemnification amount could be $4.7 million (representing 39% of the $12.0 million qualified investment). However, in accordance with Financial Interpretation 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of the Indebtedness of Others, the conditions and events that could result in recapture are within the Company’s control. Therefore, this potential liability is not reflected in the financial statements.

•

In connection with the NMTC financing, the Company and US Bancorp entered into a put option wherein US Bancorp will have the right to put its investment in the Fund to the Company near the maturity of the instruments at a price of $180,000. The Company has concluded that this contract constitutes a derivative liability that requires accounting recognition at fair value. The Company utilized a probability-based, discounted cash flow approach to value the put. In applying this technique, the Company, on the inception date, concluded that it was probable that US Bancorp would exercise their contractual right to put the investment. Accordingly, the valuation technique provided for the recognition of the full put amount ($180,000) at the present value of its cash flows, using market interest rates that would likely be considered by market participants trading similar instruments. The present value associated with the put option and included in derivative liability in the June 30, 2007 balance sheet is approximately $95,000.

•

The Company, its subsidiaries and certain related parties have entered into a guarantee arrangement with Telesis CDE II, Inc. for the debt service of Biovax. In addition, Accentia has partially guaranteed debt service with limitations established at no greater than $60,000 each year the instrument is outstanding. The Company issued warrants to purchase 1.0 million shares of common stock to the related parties as compensation for their guarantees. The guarantees were treated in a manner similar to contributed service and their fair value of $460,000 was charged to expense upon issuance. The Company also indemnified the guarantors from any claims of any kind to the extent that the guarantors are called upon to pledge funds, assets or collateral in connection with the guarantee being executed.

•

Various legal and accounting fees of $757,000 involved in structuring this transaction were recorded as deferred financing costs and prepaid expenses and will be amortized over a period of seven and one half years, representing the duration of both convertible notes issued by the Fund and Biovax, Inc.

On December 8, 2006, the Company through its wholly owned subsidiary, AutovaxID, Inc. (“AutovaxID”) closed a second New Market Tax Credit financing transaction (“Transaction II”). The following parties were involved in Transaction II: AutovaxID, Accentia, Biolender II, LLC (“Biolender II”), St. Louis New Market Tax Credit Fund II, LLC, St. Louis Development Corp., AutovaxID Investment LLC (“Leverage Fund”), U.S. Bancorp, and Laurus.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

15. New Market Tax Credit Transactions (continued):

On December 8, 2006, Accentia loaned to Biovest $3.1 million pursuant to a Secured Promissory Note (the “Accentia Note”). Under the terms of the Accentia Note, interest shall accrue at a rate equal to prime rate, payable upon demand of Accentia. Biovest shall pay principal and interest as follows: (a) $1.1 million was paid to Accentia upon the closing of the Transaction and (b) the remaining $2.0 million of principal and all accrued and unpaid interest shall be paid by Biovest upon demand by Accentia.

In contemplation of Transaction II, Biovest formed Biolender II, LLC as a Delaware limited liability company. On December 8, 2006, $2.5 million was released from the Restricted Account created under the Laurus Note, which together with the amount loaned to Biovest under the Accentia Note funded the purchase of a 100% equity interest in Biolender II for the benefit of Biovest. The entire equity interest of $5.6 million in Biolender II owned by Biovest has been pledged to Laurus as collateral to secure the Laurus Note.

In contemplation of Transaction II, AutovaxID Investment, LLC was established. U.S. Bancorp invested $2.4 million for a 100% equity interest in the Leverage Fund. Additionally, Biolender II and the Leverage Fund entered into a Loan and Security Agreement pursuant to which Biolender II made a loan to the Leverage Fund in the principal amount of $5.6 million (the “Leverage Loan”), evidenced by a promissory note dated December 8, 2006 payable from the Leverage Fund to Biolender II (the “Leverage Note”). The Leverage Note becomes due on June 9, 2014, and bears an interest rate of 8%, non-compounding. Payment of interest is due annually on the first calendar day of each year through maturity. The outstanding principal amount on the Leverage Loan and any unpaid interest is due on maturity in cash.

The proceeds received by the Leverage Fund from U.S. Bancorp and Biolender II were used to make a contemporaneous 99.99% equity investment in St. Louis New Market Tax Credit Fund II, LLC. The $8.0 million investment by the Leverage Fund to St. Louis New Market Tax Credit Fund II, LLC constituted a qualified equity investment (“QEI”) under the New Markets Tax Credit Program authorized by Section 45D of the Internal Revenue Code of 1986, as amended, resulting in $3.12 million in tax credits which were allocated to U.S. Bancorp. All of the Leverage Fund’s interest in St. Louis New Market Tax Credit Fund II, LLC has been pledged to Biolender II as collateral for the Leverage Loan.

St. Louis New Market Tax Credit Fund II, LLC is a Community Development Entity (“CDE”) that is certified through the U.S. Treasury Department to make Qualified Low-Income Community Investments (“QLICI”), and is managed and partially owned (0.01%) by St. Louis Development Corporation, a not-for-profit corporation organized in Missouri. St. Louis Development Corporation paid $1,000 in consideration for its 0.01% interest in the CDE. St. Louis New Market Tax Credit Fund II, LLC, upon receipt of its equity funding, contemporaneously issued a QLICI to AutovaxID, evidenced by a $7.7 million Subordinated Promissory Note dated as of December 8, 2006 and described in more detail below.

Other salient terms and conditions of Transaction II are as follows:

•

Under a License and Asset Purchase Agreement dated as of December 8, 2006, Biovest granted a nonexclusive license to the intellectual property enabling AutovaxID to manufacture and sell automated cell culture instruments in the United States, Canada and Mexico (the “License”), which license became exclusive upon the occupancy by AutovaxID of a space located at 1031 Macklind Avenue, St. Louis, Missouri (the “New Plant”) in June 2007. As full purchase price for the License and related business opportunity, AutovaxID paid Biovest $5.6 million. Biovest also agreed to sell AutovaxID certain equipment upon the occupancy by AutovaxID of the New Plant for the fair market value of $0.5 million.

•

The CDE Loan has a principal amount of $7.7 million and matures on December 8, 2036. Pursuant to a call right, for a period of six months starting on December 8, 2013, the CDE will have the right to call for the repayment of the CDE Loan in the amount of $5.7 million, in full satisfaction of the principal on the CDE Loan. Interest on the outstanding principal amount of the CDE Loan shall accrue at the rate of 5.82% per annum, non-compounding and shall be payable in arrears on an annual basis commencing on January 2, 2007 and continuing until maturity. The CDE Loan is guaranteed by Biovest.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

15. New Market Tax Credit Transactions (continued):

•

The CDE Loan is secured by second lien on all assets of AutovaxID for the benefit of the CDE pursuant to a Second-Lien Security Agreement between AutovaxID and the CDE dated as of December 8, 2006. Laurus has a senior lien on the assets of AutovaxID through the security agreement from Biovest to Laurus, which AutovaxID joined by way of a Joinder Agreement.

•

The CDE Loan shall be due and payable by AutovaxID in full on the maturity date of the CDE Loan. However, if the CDE exercises its call right pursuant to the CDE Loan, then the CDE Loan becomes due and payable on the date of such call for the amount of $5.7 million, in full satisfaction of the principal on the CDE Loan, together with all accrued but unpaid interest.

•

AutovaxID does not have the right to prepay the CDE Loan prior to June 8, 2014. AutovaxID does have the right to prepay the CDE Loan after this date, provided that (i) it prepays the entire CDE Loan amount, (ii) the CDE consents to such prepayment and USBCIC and the managing member of the CDE agree on the reinvestment of such proceeds in an alternative investment that would qualify as a QLICI and (iii) AutovaxID or the Individual Guarantors (as defined below) under the Tax Credit and Reimbursement and Indemnity Agreement pay to USBCIC the recapture amount so specified is such agreement.

•

All indebtedness owed by AutovaxID and its subsidiaries to the CDE, including its right to receive payments of principal and interest under the CDE Loan, is expressly subordinate to the extent set forth under the Telesis Subordination Agreement dated as of December 8, 2006 entered into by Laurus, the CDE, USBCIC, AutovaxID and Biovest.

•

The tax credits arising from this transaction were fully assigned to US Bancorp. The Company, its subsidiaries and certain related parties have entered into an indemnification agreement directly with US Bancorp that provides for indemnification in the event of tax credit recapture from events caused by the Company. AutovaxID, Inc., the Company’s wholly owned subsidiary, is contractually required to maintain the following covenants to avoid tax credit recapture: (i) AutovaxID shall maintain its status as a qualified active low-income business; (ii) At least fifty percent (50%) of the use of the tangible property of the AutovaxID (whether owned or leased) will be within the low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iii) At least fifty percent (50%) of the services performed for AutovaxID by its employees will be within low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iv) Less than five percent (5%) of the average of the unadjusted bases of the property of AutovaxID will be attributable to collectibles (as defined in Section 408(m)(2) of the Code, and which includes any work of art; any rug or antique; any metal or gem; any stamp or coin; and any alcoholic beverage) other than collectibles that are held primarily for sale to customers in the ordinary course of business; (v) Less than five percent (5%) of the average of the unadjusted bases of the property of AutovaxID will be attributable to nonqualified financial property (as defined in Section 1397C(e) of the Code and in Section 1.45D-1(d)(4)(i)(E) of the Regulations, and which includes debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities and other similar property); (vi) No part of the business activities of AutovaxID will consist of the operation of any private or commercial golf course, country club, massage parlor, hot tub facility, or suntan facility, race track or other facility used for gambling, or store the principal business of which is the sale of alcoholic beverages for consumption off premises; (vii) No part of AutovaxID’s business activities will include the rental to others of residential rental property (the term “residential rental property” is defined in Section 168(e)(2)(A) of the Code as meaning any building or structure if eighty percent (80%) or more of the gross rental income from such building or structure for the taxable year is rental income from dwelling units); (viii) The predominant trade or business of AutovaxID will not include the development or holding of intangibles for sale or license, as provided under Section 1.45D-1(d)(5)(iii) of the Regulations; (ix) Farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code) will not be an activity of AutovaxID; (x) AutovaxID will generate revenues by the date of December 8, 2009; (xi)AutovaxID shall not discontinue conducting business, shall not materially change the nature of its business, and shall not materially change the manner in which its business activities are conducted, other than changes in the nature of its business or the manner in which it conducts its business that do not cause the making of the Loan by the Lender to cease to

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

15. New Market Tax Credit Transactions (continued):

constitute a “qualified low-income community investment” as such term is used in Section 45D of the Code (as determined by the Lender in its good faith judgment and based upon the advice of counsel); (xii) AutovaxID will not be a bank, credit union or other financial institution; (xiii) AutovaxID will not maintain a qualified low-income building under Section 42 of the Code; (xiv) AutovaxID will not become a single-member entity treated as disregarded as separate from its owner for federal income tax purposes, nor be liquidated or merged into another entity without the written consent of St. Louis New Market Tax Credit Fund II, LLC; and (xv) AutovaxID and Biovest will operate consistently with the License and Asset Purchase Agreement between AutovaxID and Biovest, and will not amend such agreement without prior written consent of St. Louis New Market Tax Credit Fund II, LLC. An example of an event that would not cause a recapture is changes in the Internal Revenue Code that results in such recapture. The total indemnification amount could be $3.12 million (representing 39% of the $8.0 million qualified investment). However, in accordance with Financial Interpretation 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of the Indebtedness of Others, the conditions and events that could result in recapture are within the Company’s control. Therefore, this potential liability is not reflected in the financial statements.

•

In connection with the NMTC financing, the Company and U.S. Bancorp entered into a put option wherein US Bancorp will have the right to put its investment in the Fund to the Company’s subsidiary, Biolender II starting on December 9, 2013 and ending three months thereafter at a price of $120,000. Furthermore, under a Purchase Option Agreement, for a three month period after the expiration of the put option and to the extent that the put option was not exercised, Biolender II will have the option to purchase U.S. Bancorp’s equity interests in the Leverage Fund based on the fair market value of the equity interests at that time. The Company has concluded that this contract constitutes a derivative liability that requires accounting recognition at fair value. The Company utilized a probability-based, discounted cash flow approach to value the put. In applying this technique, the Company, on the inception date, concluded that it was probable that US Bancorp would exercise their contractual right to put the investment. Accordingly, the valuation technique provided for the recognition of the full put amount ($120,000) at the present value of its cash flows, using market interest rates that would likely be considered by market participants trading similar instruments. The present value associated with the put option and included in the derivative liability in the June 30, 2007 balance sheet is approximately $59,000.

•

The Company, its subsidiaries and certain related parties have entered into a guarantee arrangement with St. Louis New Markets Tax Credit Fund II, LLC for the debt service of AutovaxID. The Company issued warrants to purchase 2.6 million shares of common stock to the related parties as compensation for their guarantees. The guarantees were treated in a manner similar to contributed service and their fair value of $1.4 million was charged to expense upon issuance. The Company also indemnified the guarantors from any claims of any kind to the extent that the guarantors are called upon to pledge funds, assets or collateral in connection with the guarantee being executed.

•

Various legal and accounting fees of $764,000 involved in structuring this transaction were recorded as deferred financing costs and prepaid expenses and will be amortized over a period of seven and one half years, representing the duration of the note issued by AutovaxID Investment, LLC and payable to Biolender II, LLC.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

16. Variable Interest Entities:

Accounting for the NMTC financing arrangement:

The Company evaluated the structure of the NMTC financing arrangements and entities so involved under the context of FIN46. FIN46 provides a framework for determining whether certain entities should be consolidated (irrespective of equity ownership) based upon a variable interests model. This model determines the control and consolidation based upon potential variability in gains and losses of the entity being evaluated for consolidation. Generally, a variable interest holder that absorbs a majority of the entity’s expected losses, if they occur, receives a majority of the entity’s expected residual return, if they occur, or both is identified as the primary beneficiary for consolidation purposes.

The Company concluded that Biovax Investment, LLC, Telesis CDE Two, LLC, Autovax Investment, LLC and St. Louis New Market Tax Credit Fund II, LLC met the definition of variable interest entity. However, for the Company to be required to apply the provisions of the Interpretation, it must have a variable interest in the entity. Variable interests in a variable interest entity are contractual, ownership or other monetary interests in an entity that change with changes in the value of the net assets of the entity. The following tables illustrate the variable interests have been identified in each of the entities considered by the Company and the related holder:

New Market Tax Credit Transaction I:

Variable Interest Holder	Variable Interests Biovax Investment, LLC	Variable Interests Telesis CDE Two, LLC
Biovest and its Related Parties	Senior beneficial interest Guaranty Agreement Indemnification Agreement Put (VIE Equity) Call (VIE Equity)	Senior beneficial interest Guarantee Agreement

Biovax Investment, LLC		VIE Equity (99.9%)

US Bancorp	VIE Equity (99.9%)	Tax Credit Rights

Biovax Investment Corp.	VIE Equity (0.01%)

Telesis CDE, Corp		VIE Equity (0.01%)

New Market Tax Credit Transaction II:

Variable Interest Holder	Variable Interests AutovaxID Investment, LLC	Variable Interests St. Louis NMTC Fund II, LLC
Biovest and its Related Parties	Senior beneficial interest Guaranty Agreement Indemnification Agreement Put (VIE Equity) Call (VIE Equity)	Senior beneficial interest Guarantee Agreement

AutovaxID Investment, LLC		VIE Equity (99.9%)

US Bancorp	VIE Equity (100%)	Tax Credit Rights

St. Louis Development Corporation		VIE Equity (0.01%)

The above table illustrates the weight of the variable interests that are held by the Company. In addition, in performing quantitative valuation, the Company afforded significant weight to the guarantee agreements, indemnifications and put features, the preponderance of which limit the equity investor’s risk of loss on the venture. In evaluating both qualitative and quantitative considerations, the Company has concluded that its variable interests in the entity absorb most of the entities’ losses and should, therefore, consolidate the entities under the scope of FIN46.

BIOVEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

16. Variable Interest Entities (continued):

Assets of $20.2 million and liabilities of $14.8 million of the variable interest entities identified above, are limited to the instruments referred to in the description of the NMTC financing arrangement above. In accordance with consolidation principles, these assets and liabilities are eliminated in consolidation leaving the non-controlling interests of US Bancorp, Telesis CDE Corp, Biovax Investment Corp, and St. Louis Development Corporation, reflected on the Company’s June 30, 2007 condensed consolidated balance sheet as non controlling interests in variable interest entities.

The Company’s $590,000 non-controlling interest in losses from variable interest entities on it consolidated statement of operations for the nine months ended June 30, 2007 consists of the following:

Variable Interest Entity	Net (Income)/Loss
Biovax Investment LLC	$585,000
Telesis CDE Two, LLC	(9,000)
AutovaxID Investment, LLC	250,000
St. Louis NMTC Fund II, LLC	(236,000)

$590,000

17. Subsequent Events:

Effective as of July 5, 2007, the Company entered into a renewal and extension of the maturity date of the Promissory Note dated January 5, 2007 to Pulaski Bank. This Promissory Note, which had an original maturity date of July 5, 2007, now matures on September 5, 2007. The Company agreed to pay $25,000 in cash as well as to issue warrants to purchase 85,710 shares of the Company’s common stock with a five-year term and an exercise price of $1.10 per share to Pulaski Bank in consideration for this extension. The note can be prepaid by the Company at any time without penalty. The note bears interest at the prime rate minus .05% (7.75% per annum at June 30, 2007), requiring monthly payments of interest only. All other terms of the Promissory Note dated January 5, 2007 remain the same as disclosed in Note 6.

Effective as of July 21, 2007, the Company entered into a renewal and extension of the maturity date of the Promissory Note dated April 22, 2007 to Pulaski Bank. This Promissory Note, which had an original maturity date of May 21, 2007, now matures on September 21, 2007. The Company agreed to pay $18,750 in cash as well as to issue warrants to purchase 64,290 shares of the Company’s common stock with a five-year term and an exercise price of $1.10 per share to Pulaski Bank in consideration for this extension. The note bears interest at the prime rate minus .05% (7.75% per annum as of June 30, 2007), with interest only payments due monthly. All other terms of the Promissory Note dated April 22, 2007 remain the same as disclosed in Note 6.

Effective as of August 12, 2007, the Company terminated the Employment Agreement of Carl M. Cohen, Ph.D., the Company’s Chief Operating Officer. In accordance with the terms of his employment agreement, Dr. Cohen will receive termination compensation in the amount of his base salary for a period of six months along with continuation of insurance benefits.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our major focus has become the development of our personalized therapeutic cancer vaccine for the treatment of low-grade Follicular Lymphoma (FL), which we have named BiovaxID®. FL is a deadly cancer of the white blood cells. This therapeutic vaccine is currently in a pivotal Phase 3 clinical trial. In September 2001, we entered into a Cooperative Research and Development Agreement (CRADA) with the NCI regarding the development of this therapeutic vaccine. In April 2004, the Investigational New Drug application (“IND”) for BiovaxID® was transferred to us from the NCI. In May 2006, the FDA notified us that the FDA has granted “fast track” status to BiovaxID and further notified us of the approval of our request to utilize molecular remissions data as a new secondary endpoint in our ongoing clinical trial of BiovaxID. The Company terminated the CRADA with NCI on September 25, 2006. Included in this transaction was the termination of the NCI’s responsibility of the trial safety and monitoring oversight by the NCI Data Safety and Monitoring Board (DSMB). A new Data Monitoring Committee (DMC) has been established for the BiovaxID clinical trials. The current independent DMC is composed of two physicians with oncology training and experience, and one biostatistician trained and experienced in clinical trials data analysis.

On June 2, 2007 the DMC met to review all data for the BiovaxID Phase 3 pivotal efficacy study. Following this meeting, the Company notified the DMC of its intent to seek Conditional Approval with the U.S. Food and Drug Administration (FDA) and its European counterpart, the European Medicines Agency (EMEA). The next regularly scheduled meeting of the DMC is planned for September 2007, at which point they will be provided with an updated data set for review. The company plans to seek conditional approval based on the pre-clinical and clinical Phase 2 and ongoing Phase 3 data supporting its highly favorable risk-benefit profile, driven in large part by its exemplary safety record, and evidence of efficacy to date in the treatment of FL. If conditionally approved by the target date of mid-June 2008, the Company would anticipate commencing commercial sales and marketing of BiovaxID by early 2009. Conditional approval would require the Company to complete the ongoing Phase 3 study as a condition to continued marketing of BiovaxID. See Note 3 to the condensed consolidated financial statements for additional discussion of the ongoing clinical trial.

We manufacture instruments and disposables used in the hollow fiber production of cell culture products. Our hollow fiber cell culture products and instruments are used by biopharmaceutical and biotech companies, medical schools, universities, research facilities, hospitals and public and private laboratories. We have developed an automated cell production instrument, AutovaxID, which we plan to use in the production of BiovaxID vaccines and began marketing on a commercial basis in December 2006. Delivery of the new instruments began in March 2007. On June 8, 2007 the Company entered into a Non-Exclusive Distribution Agreement with VWR International, Inc. (“VWR”) to market and distribute the AutovaxID instrument. VWR will commence its sales and marketing efforts in September 2007.

The Company also produces mammalian and insect cells, monoclonal antibodies, recombinant and secreted proteins and other cell culture products using our unique capability, expertise and proprietary advancements in the cell production process known as hollow fiber perfusion. Prior to September 2005, we were designated as the National Cell Culture Center “NCCC” under a grant from the National Institutes of Health and from September 2005 through June 30, 2006, we continued to provide the same services under an interim grant. We have discontinued activities as the designated NCCC and we have integrated these activities into our commercial contract manufacturing business.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements require us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to bad debts, inventories, intangible assets, contingencies and litigation on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies, among others, involve the more significant judgments and estimates used in the preparation of our financial statements:

Revenues from contract cell production services are recognized using the percentage-of-completion method, measured by the percentage of contract costs incurred to date to estimated total contract costs for each contract. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change in the near term.

Contract costs related to cell culture production include all direct material, subcontract and labor costs and those indirect costs related to contract performance, such as indirect labor, insurance, supplies and tools. We believe that actual costs incurred in contract cell production services is the best indicator of the performance of the contractual obligations, because the costs relate primarily to the amount of labor incurred to perform such services. The deliverables inherent in each of our cell culture production contracts are not output driven, but rather driven by a pre-determined production run. The duration of our cell culture production contracts range typically from 2 to 14 months.

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories are recorded at the lower of cost or market. Write-downs of inventories to market value are based upon contractual provisions and obsolescence, as well as assumptions about future demand and market conditions. If assumptions about future demand change and/or actual market conditions are less favorable than those projected by management, additional write-downs of inventories may be required.

In assessing the recoverability of our amounts recorded as intangible assets, significant assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets must be made, as well as the related estimated useful lives. If these estimates or their related assumptions change in the future as a result of changes in strategy and/or market conditions, we may be required to record impairment charges.

The Company accounts for stock-based compensation based on the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123R) which requires expensing of stock options and other share-based payments based on the fair value of each option awarded. The fair value of each option is estimated on the date of grant using the Black-Scholes valuation model. This model requires management to estimate the expected volatility, expected dividends, and expected term as inputs to the valuation model.

The consolidated financial statements represent the consolidation of wholly-owned companies and interests in joint ventures where the Company has a controlling financial interest or has been determined to be the primary beneficiary under Financial Accounting Standards Board (FASB) Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). All significant inter-company balances and transactions have been eliminated.

Results of Operations

Revenues. Total revenues for the three and nine months ended June 30, 2007 were $1.4 million and $4.3 million respectively, which represents a decrease of $0.6 million or 31% over the three months ended June 30, 2006, and a decrease of $1.1 million or 21% over the nine months ended June 30, 2006. This decrease is primarily attributable to a decrease in sales of our cell culture instrumentation and disposables. The nine months ended June 30, 2006 included the sale of three Xcellerator units, the largest model in our line of cell culture instrumentation compared to only one sale of this instrument for the same period ending June 30, 2007. Sales from our contract manufacturing of biologic drugs and cell production were similar year over year.

Gross Margin. The overall gross margin as a percentage of sales for the three months ended June 30, 2007 increased from 44% to 51% compared to the same period in fiscal 2006. This increase is attributable primarily to the mix of revenues derived from cell culture services versus instrumentation sales. The gross margin for the nine months ended June 30, 2007 increased slightly from 45% to 46%.

Operating Expenses. Research and development expenses decreased by $0.6 million or 19% for the three months ended June 30, 2007 and increased $0.2 million or 2% for the nine months ended June 30, 2007 compared to the same periods in 2006. While the company expanded on the number of sites participating in the BiovaxID clinical trial during the first six months of fiscal 2007, the company reduced the scope of testing for the quarter ended June 30, 2007 due in part to limited availability of funds to meet to costs of continued patient enrollment as well as in anticipation of the Company’s intent to file for conditional approval with the FDA and EMEA as discussed above. General and administrative expenses decreased $0.5 million for the three months ended June 30, 2007. This decrease results from the cancellation of a discretionary bonus accrued for full time employees as the Company sought to reduce cash expenditures until additional sources of financing have been secured. General and administrative expenses increased $0.9 million for the nine months ended June 30, 2007 compared with the nine months ended June 30, 2006. This increase is attributed primarily to an overall increase in staffing levels, an increase in professional fees rendered in connection with the New Markets Tax Credit Transaction discussed in Note 15 to the condensed consolidated financial statements, as well as professional fees associated with pursuing additional financing alternatives.

As discussed in Note 9 to the condensed consolidated financial statements, $3.8 million was charged as an operating expense related to Laurus’ consent to the Company’s purchase of Accentia’s interest in Biolender, and $6.6 million was charged as an operating expense in connection with the restructuring of the Company’s royalty agreement with Accentia.

Other Income (Expense). As discussed in Note 8 to the financial statements, other expense includes a $9.7 million loss incurred upon extinguishment of debt with Laurus Master Funds, Inc. Also included and discussed in further detail in Note 9 to the financial statements is a $6.6 million loss incurred upon termination of the anti-dilution agreement with Accentia and a $1.2 million charge related to obtaining a consent from one of Accentia’s lenders to permit additional advances to the Company by Accentia. Other expense for the three and nine months ended June 30, 2007 and 2006 also includes contractual interest charges and amortization of discounts regarding the Laurus Financing, interest on our demand notes to Accentia, interest on our unsecured promissory notes from Pulaski Bank, interest on our unsecured promissory note from Southwest Bank, interest on other long-term debt, and short-term loans from affiliates. Total interest expense for the three months ended June 30, 2007 and 2006 was $0.5 million and $1.3 million respectively. Total interest expense for the nine months ended June 30, 2007 and 2006 was $4.1 million and $1.5 million respectively. In addition, other expense for the first nine months of fiscal 2007 includes a $174,000 loss on derivative liabilities. As the derivative did not exist during the first nine months of fiscal 2006, there is no comparable loss.

Non-Controlling interest in earnings from variable interest entities. Other income also includes a $0.6 million non-controlling interest in the losses of the variable interest entities resulting from the consolidation of a number of variable interests formed as a result of the New Market Tax credit transaction discussed in Notes 15 and 16 of the condensed consolidated financial statements.

Liquidity and Capital Resources

The Company has historically had significant losses from operations and these losses continued during the three months ended June 30, 2007 resulting in a net operating cash flow deficit of $2.0 million. At June 30, 2007 the Company had an accumulated deficit of approximately $93.7 million and working capital deficit of approximately $24.5 million. At June 30, 2007, the Company had $0.3 million in cash of which the Company had allocated $0.2 million to the establishment and start-up of its new facility dedicated to the manufacture of AutovaxID instruments. As of August 14, 2007 certain principal and interest payments due to Laurus had not been made when due, although no default has been declared by Laurus on these obligations as of this time. The Company intends to attempt to meet its cash requirements through proceeds from its cell culture and instrument manufacturing activities, the use of cash on hand, trade-vendor credit and short-term borrowings (primarily from affiliates), as well as the sale of stock to and inter-company demand notes from Accentia. Since 2003, Accentia has been a primary source of financing for the Company; however, the Company has been informed by Accentia that provisions of certain of its loan and debenture financing agreements preclude Accentia from making any additional direct cash contributions to the Company. Accordingly, the Company’s ability to continue present operations and to continue its ongoing clinical trial is dependent upon the Company’s ability to obtain significant external funding from sources other than Accentia, which raises substantial doubt about the Company’s ability to continue as a going concern. The need for funds is expected to grow as we continue our trials and our efforts to commercialize both BiovaxID and AutovaxID.

Additional sources of funding have not been established; however, additional financing is currently being sought by the Company from a number of sources other than Accentia, including the sale of equity or debt securities, strategic collaborations, recognized research funding programs, as well as domestic and/or foreign licensing of our vaccine. Management is currently in the process of exploring various financing alternatives, and has hired investment banking firms to assist in these efforts. There can be no assurance that we will be successful in securing such financing at acceptable terms, if at all. If adequate financing is not established or if the Company determines it to otherwise be in the Company’s best interest, the Company may consider additional strategic financing options, including sales of assets or business units that are non-essential to the ongoing development or future commercialization of BiovaxID and AutovaxID. If adequate financing is not established and if other strategic financing options are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs or curtail some or all of its commercialization efforts and the company may not be able to continue as a going concern.

During the three and nine months ended June 30, 2007, we received net advances of $0.8 million and $5.2 million respectively, from Accentia. The Company’s total net advances in excess of the $20 million investment agreement aggregated $10.0 million as of June 30, 2007, consisting of cash loans, payments directly to third parties and allocated inter-company expenses, accrued interest, and amounts owed in connection with the conversion of notes outstanding at the time of Accentia’s initial investment in the Company in June 2003. The $10.0 million is evidenced by three secured promissory demand notes.

New Market Tax Credit Transactions:

On April 25, 2006, the Company through its wholly owned subsidiary, Biovax, Inc. (“Biovax”) closed a financing transaction (“Transaction I”) that was structured in an effort to obtain certain perceived advantages and enhancements from the New Markets Tax Credit (“NMTC”) regulations adopted under the auspices of the United States Department of the Treasury in 2002 to provide incentive for investing in businesses located in “qualifying census tracts,” or areas with a median income below the poverty line. The NMTC was provided for in the Community Renewal Relief Act of 2000 (the “Act”) and permits taxpayers (whether companies or individuals) to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of Community Development Entities (“CDE”). CDE are privately managed investment institutions that are certified to make Qualified Low-Income Community Investments (“QLICI”). Biovax is a qualified, active low-income business and is eligible to receive investment capital under the NMTC regulations.

The following parties were involved in Transaction I: Accentia Biopharmaceuticals, Inc., Biovest’s majority shareholder (“Accentia”), Biolender, LLC (“Biolender”), Biovax Investment Corp., Biovax Investment, LLC (“Fund”), U.S. Bancorp Community Investment Corporation (“US Bancorp”), Telesis CDE Two, LLC (“CDE”), Telesis CDE Corporation, Biovax, Inc., and Laurus Master Fund, Ltd. (“Laurus”).

Previously, on March 31, 2006 in contemplation of the Transaction, Biovest closed a financing transaction with Laurus pursuant to which Laurus purchased from Biovest a secured promissory note in the principal amount of $7,799,000 (the “Laurus Note”). Under the terms of the Laurus Note, $7.5 million of the principal amount was deposited into a restricted bank account of Biovest (the “Restricted Account”) pursuant to a restricted account agreement between Biovest and Laurus. Accentia, Analytica International, Inc. (formerly The Analytica Group, Inc.) and Laurus also entered into an Amended and Restated Stock Pledge Agreement pledging Accentia’s shares of TEAMM Pharmaceuticals, Inc., Analytica International, Inc., Biovest and others (including AutovaxID and Biolender II, who were added as obligors by way of joinder) to secure the obligations owed to Laurus as a result of the Laurus Note and Transaction.

In contemplation of Transaction I, Biovest and Biovest’s parent company formed Biolender, LLC as a Delaware limited liability company. On April 21, 2006, 2.5 million was released from the Restricted Account created under the Laurus Note. These proceeds were used to purchase a 29.5% equity investment in Biolender for $2.5 million. Accentia used the proceeds of a $6.0 million intraday loan from First Bank to purchase the remaining 70.5% equity interest in Biolender. On April 27, 2006, the Company redeemed 10 million shares of its common stock owned of record by Accentia for a $6.0 million cash payment which equaled the market price of $0.60 per share. Accentia used the proceeds of the stock redemption to repay its intraday loan due First Bank. Subsequently, on October 31, 2006, the Company entered into a Purchase Agreement with Accentia whereby the Company purchased Accentia’s 70.5% ownership interest in Biolender. In consideration of the sale of this interest in Biolender, the Company issued to Accentia ten million shares of common stock, representing the negotiated value of the purchased interest (Note 9).

In contemplation of Transaction I, Biovax Investment, LLC (the “Fund”) was established. U.S. Bancorp invested $3.6 million for a 99% equity interest in the Fund. Biovax Investment Corp., the Fund manager, invested an additional $100 for the remaining 0.01% equity interest. On April 25, 2006, Biolender loaned the Fund $8.5 million pursuant to a 5.18%, annual rate, senior secured, convertible note receivable, due October 27, 2013. Interest on the note is payable as follows: (i) 0.64% interest per annum, non-compounding, shall be payable on the first day of each calendar month until October 27, 2013; and (ii) any remaining accrued and unpaid interest shall be payable in one installment on October 27, 2013. The note is convertible at the option of the fund into shares of the Company’s common stock near the maturity date.

The proceeds received by the Fund from the aforementioned financing transactions were used to make a contemporaneous 99.99% equity investment in Telesis CDE II, LLC ($12 million) and payment for associated management, legal and accounting fees ($0.1 million). The $12 million investment by the Fund to the CDE constituted a qualified equity investment (“QEI”) under the New Markets Tax Credit Program authorized by Section 45D of the Internal Revenue Code of 1986, as amended (the “Code”), resulting in $4.7 million in tax credits.

Telesis CDE II, LLC is a Community Development Entity that is certified through the U.S. Treasury Department to make Qualified Low-Income Community Investments (“QLICI”), and is managed and partially owned (0.01%) by Telesis CDE Corporation, a private financial institution. Telesis CDE Corporation paid $1,200 in consideration for its 0.01% interest in the CDE. Telesis CDE II, LLC, upon receipt of its equity funding, contemporaneously issued $11.5 million to Biovax for a 1.0% convertible promissory note payable, due October 27, 2013. The convertible promissory note is convertible into common stock at the option of Telesis CDE II, LLC within 5 days of the maturity date at a conversion price equaling the then trading market price of the common stock. The overall arrangement provides that in the event Telesis CDE II, LLC converts the note payable, the aforementioned note receivable is subject to immediate conversion at the same conversion price. The Company also issued to Telesis CDE Corporation warrants to purchase 1.2 million shares of the Company’s common stock over a period of nine-years at a fixed price of $1.30. These warrants are reflected as an equity financing cost in stockholders’ equity at a fair value of $517,000 computed using the Black-Scholes option pricing model. Accentia also issued warrants to Telesis CDE Corporation to purchase 0.2 million shares of Accentia’s common stock over a period of seven years at a fixed price of $9.00.

New Market Tax Credit Transactions (continued):

Other salient terms and conditions of Transaction I are as follows:

Under an Asset Purchase and Sale Agreement dated as of April 18, 2006, Biovest transferred all or substantially all of the assets of its vaccine manufacturing business situated at 377 Plantation Street, Worcester, Massachusetts (the “Plant” and the assets hereinafter the “Equipment”) and its rights under that certain lease agreement for the Plant and that certain letter of intent with the landlord to potentially lease additional space adjacent to the Plant (collectively the “Leasehold”) to Biovax. As full purchase price for the Equipment, Biovax paid Biovest $1.5 million and assumed certain liabilities, including a portion of a demand note payable to Accentia. In addition, Biovax advanced rental payments for the Leasehold in the amount of $4.5 million. Under the Asset Purchase Agreement, the Company is required to treat the advance as unrestricted and non-segregated funds provided that the Company uses the funds to make all required lease payments. Finally, Biovax also hired all of the Company’s employees that are related to the vaccine manufacturing business and assumed responsibility for all accrued vacation time and the maintenance of existing health and other benefits.

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The tax credits arising from this transaction were fully assigned to US Bancorp. The Company, its subsidiaries and certain related parties (also see 3, below) have entered into an indemnification agreement directly with US Bancorp that provides for indemnification in the event of tax credit recapture from events caused by the Company. Biovax, Inc., the Company’s wholly owned subsidiary, is contractually required to maintain the following covenants to avoid tax credit recapture: (i) Biovax shall maintain its status as a qualified active low-income business; (ii) At least fifty percent (50%) of the use of the tangible property of the Biovax (whether owned or leased) will be within the low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iii) At least fifty percent (50%) of the services performed for Biovax by its employees will be within low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iv) Less than five percent (5%) of the average of the unadjusted bases of the property of Biovax will be attributable to collectibles (as defined in Section 408(m)(2) of the Code, and which includes any work of art; any rug or antique; any metal or gem; any stamp or coin; and any alcoholic beverage) other than collectibles that are held primarily for sale to customers in the ordinary course of business; (v) Less than five percent (5%) of the average of the unadjusted bases of the property of Biovax will be attributable to nonqualified financial property (as defined in Section 1397C(e) of the Code and in Section 1.45D-1(d)(4)(i)(E) of the Regulations, and which includes debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities and other similar property); (vi) No part of the business activities of Biovax will consist of the operation of any private or commercial golf course, country club, massage parlor, hot tub facility, or suntan facility, race track or other facility used for gambling, or store the principal business of which is the sale of alcoholic beverages for consumption off premises; (vii) No part of Biovax’s business activities will include the rental to others of residential rental property (the term “residential rental property” is defined in Section 168(e)(2)(A) of the Code as meaning any building or structure if eighty percent (80%) or more of the gross rental income from such building or structure for the taxable year is rental income from dwelling units); (viii) The predominant trade or business of Biovax will not include the development or holding of intangibles for sale or license, as provided under Section 1.45D-1(d)(5)(iii) of the Regulations; (ix) Farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code) will not be an activity of Biovax; (x) Biovax will generate revenues by the date of April 25, 2009; (xi)Biovax shall not discontinue conducting business, shall not materially change the nature of its business, and shall not materially change the manner in which its business activities are conducted, other than changes in the nature of its business or the manner in which it conducts its business that do not cause the

New Market Tax Credit Transactions (continued):

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making of the Loan by the Lender to cease to constitute a “qualified low-income community investment” as such term is used in Section 45D of the Code (as determined by the Lender in its good faith judgment and based upon the advice of counsel); (xii) Biovax will not be a bank, credit union or other financial institution; (xiii) Biovax will not maintain a qualified low-income building under Section 42 of the Code; (xiv) Biovax will not become a single-member entity treated as disregarded as separate from its owner for federal income tax purposes, nor be liquidated or merged into another entity without the written consent of Telesis CDE II, LLC; and (xv) Biovax and Biovest will operate consistently with the Asset Purchase and Sale Agreement between Biovax and Biovest, and will not amend such agreement without prior written consent of Telesis CDE II, LLC. An example of an event that would not cause a recapture is changes in the Internal Revenue Code that results in such recapture. The total indemnification amount could be $4.7 million (representing 39% of the $12.0 million qualified investment). However, in accordance with Financial Interpretation 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of the Indebtedness of Others, the conditions and events that could result in recapture are within the Company’s control. Therefore, this potential liability is not reflected in the financial statements.

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In connection with the NMTC financing, the Company and US Bancorp entered into a put option wherein US Bancorp will have the right to put its investment in the Fund to the Company near the maturity of the instruments at a price of $180,000. The Company has concluded that this contract constitutes a derivative liability that requires accounting recognition at fair value. The Company utilized a probability-based, discounted cash flow approach to value the put. In applying this technique, the Company, on the inception date, concluded that it was probable that US Bancorp would exercise their contractual right to put the investment. Accordingly, the valuation technique provided for the recognition of the full put amount ($180,000) at the present value of its cash flows, using market interest rates that would likely be considered by market participants trading similar instruments. The present value associated with the put option and included in derivative liabilities in the June 30, 2007 balance sheet is approximately $95,000.

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The Company, its subsidiaries and certain related parties have entered into a guarantee arrangement with Telesis CDE II, Inc. for the debt service of Biovax. In addition, Accentia has partially guaranteed debt service with limitations established at no greater than $60,000 each year the instrument is outstanding. The Company issued warrants to purchase 1.0 million shares of common stock to the related parties as compensation for their guarantees. The guarantees were treated in a manner similar to contributed service and their fair value of $460,000 was charged to expense upon issuance. The Company also indemnified the guarantors from any claims of any kind to the extent that the guarantors are called upon to pledge funds, assets or collateral in connection with the guarantee being executed.

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Various legal and accounting fees of $757,000 involved in structuring this transaction were recorded as deferred financing costs and prepaid expenses and will be amortized over a period of seven and one half years, representing the duration of both convertible notes issued by the Fund and Biovax, Inc.

On December 8, 2006, the Company through its wholly owned subsidiary, AutovaxID, Inc. (“AutovaxID”) closed a second New Market Tax Credit financing transaction (“Transaction II”). The following parties were involved in Transaction II: AutovaxID, Accentia, Biolender II, LLC (“Biolender II”), St. Louis New Market Tax Credit Fund II, LLC, St. Louis Development Corp., AutovaxID Investment LLC (“Leverage Fund”), U.S. Bancorp, and Laurus.

On December 8, 2006, Accentia loaned to Biovest $3.1 million pursuant to a Secured Promissory Note (the “Accentia Note”). Under the terms of the Accentia Note, interest shall accrue at a rate equal to prime rate, payable upon demand of Accentia. Biovest shall pay principal and interest as follows: (a) $1.1 million was paid to Accentia upon the closing of the Transaction and (b) the remaining $2.0 million of principal and all accrued and unpaid interest shall be paid by Biovest upon demand by Accentia.

In contemplation of Transaction II, Biovest formed Biolender II, LLC as a Delaware limited liability company. On December 8, 2006, $2.5 million was released from the Restricted Account created under the Laurus Note, which together with the amount loaned to Biovest under the Accentia Note funded the purchase of a 100% equity interest in Biolender II for the benefit of Biovest. The entire equity interest of $5.6 million in Biolender II owned by Biovest has been pledged to Laurus as collateral to secure the Laurus Note.

New Market Tax Credit Transactions (continued):

In contemplation of Transaction II, AutovaxID Investment, LLC was established. U.S. Bancorp invested $2.4 million for a 100% equity interest in the Leverage Fund. Additionally, Biolender II and the Leverage Fund entered into a Loan and Security Agreement pursuant to which Biolender II made a loan to the Leverage Fund in the principal amount of $5.6 million (the “Leverage Loan”), evidenced by a promissory note dated December 8, 2006 payable from the Leverage Fund to Biolender II (the “Leverage Note”). The Leverage Note becomes due on June 9, 2014, and bears an interest rate of 8%, non-compounding. Payment of interest is due annually on the first calendar day of each year through maturity. The outstanding principal amount on the Leverage Loan and any unpaid interest is due on maturity in cash.

The proceeds received by the Leverage Fund from U.S. Bancorp and Biolender II were used to make a contemporaneous 99.99% equity investment in St. Louis New Market Tax Credit Fund II, LLC. The $8.0 million investment by the Leverage Fund to St. Louis New Market Tax Credit Fund II, LLC constituted a qualified equity investment (“QEI”) under the New Markets Tax Credit Program authorized by Section 45D of the Internal Revenue Code of 1986, as amended, resulting in $3.12 million in tax credits which were allocated to U.S. Bancorp. All of the Leverage Fund’s interest in St. Louis New Market Tax Credit Fund II, LLC has been pledged to Biolender II as collateral for the Leverage Loan.

St. Louis New Market Tax Credit Fund II, LLC is a Community Development Entity (“CDE”) that is certified through the U.S. Treasury Department to make Qualified Low-Income Community Investments (“QLICI”), and is managed and partially owned (0.01%) by St. Louis Development Corporation, a not-for-profit corporation organized in Missouri. St. Louis Development Corporation paid $1,000 in consideration for its 0.01% interest in the CDE. St. Louis New Market Tax Credit Fund II, LLC, upon receipt of its equity funding, contemporaneously issued a QLICI to AutovaxID, evidenced by a $7.7 million Subordinated Promissory Note dated as of December 8, 2006 and described in more detail below.

Other salient terms and conditions of Transaction II are as follows:

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Under a License and Asset Purchase Agreement dated as of December 8, 2006, Biovest granted a nonexclusive license to the intellectual property enabling AutovaxID to manufacture and sell automated cell culture instruments in the United States, Canada and Mexico (the “License”), which license became exclusive upon the occupancy by AutovaxID of a space located at 1031 Macklind Avenue, St. Louis, Missouri (the “New Plant”) in June 2007. As full purchase price for the License and related business opportunity, AutovaxID paid Biovest $5.6 million. Biovest also agreed to sell AutovaxID certain equipment upon the occupancy by AutovaxID of the New Plant for the fair market value of $0.5 million.

•

The CDE Loan has a principal amount of $7.7 million and matures on December 8, 2036. Pursuant to a call right, for a period of six months starting on December 8, 2013, the CDE will have the right to call for the repayment of the CDE Loan in the amount of $5.7 million, in full satisfaction of the principal on the CDE Loan. Interest on the outstanding principal amount of the CDE Loan shall accrue at the rate of 5.82% per annum, non-compounding and shall be payable in arrears on an annual basis commencing on January 2, 2007 and continuing until maturity. The CDE Loan is guaranteed by Biovest.

•

The CDE Loan is secured by second lien on all assets of AutovaxID for the benefit of the CDE pursuant to a Second-Lien Security Agreement between AutovaxID and the CDE dated as of December 8, 2006. Laurus has a senior lien on the assets of AutovaxID through the security agreement from Biovest to Laurus, which AutovaxID joined by way of a Joinder Agreement.

•

The CDE Loan shall be due and payable by AutovaxID in full on the maturity date of the CDE Loan. However, if the CDE exercises its call right pursuant to the CDE Loan, then the CDE Loan becomes due and payable on the date of such call for the amount of $5.7 million, in full satisfaction of the principal on the CDE Loan, together with all accrued but unpaid interest.

•

AutovaxID does not have the right to prepay the CDE Loan prior to June 8, 2014. AutovaxID does have the right to prepay the CDE Loan after this date, provided that (i) it prepays the entire CDE Loan amount, (ii) the CDE consents to such prepayment and USBCIC and the managing member of the CDE agree on the reinvestment of such proceeds in an alternative investment that would qualify as a QLICI and (iii) AutovaxID or the Individual Guarantors (as defined below) under the Tax Credit and Reimbursement and Indemnity Agreement pay to USBCIC the recapture amount so specified is such agreement.

New Market Tax Credit Transactions (continued):

•

All indebtedness owed by AutovaxID and its subsidiaries to the CDE, including its right to receive payments of principal and interest under the CDE Loan, is expressly subordinate to the extent set forth under the Telesis Subordination Agreement dated as of December 8, 2006 entered into by Laurus, the CDE, USBCIC, AutovaxID and Biovest.

•

The tax credits arising from this transaction were fully assigned to US Bancorp. The Company, its subsidiaries and certain related parties (also see 3, below) have entered into an indemnification agreement directly with US Bancorp that provides for indemnification in the event of tax credit recapture from events caused by the Company. AutovaxID, Inc., the Company’s wholly owned subsidiary, is contractually required to maintain the following covenants to avoid tax credit recapture: (i) AutovaxID shall maintain its status as a qualified active low-income business; (ii) At least fifty percent (50%) of the use of the tangible property of the AutovaxID (whether owned or leased) will be within the low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iii) At least fifty percent (50%) of the services performed for AutovaxID by its employees will be within low-income community as defined by Section 45D(e) of the U.S. Tax Code; (iv) Less than five percent (5%) of the average of the unadjusted bases of the property of AutovaxID will be attributable to collectibles (as defined in Section 408(m)(2) of the Code, and which includes any work of art; any rug or antique; any metal or gem; any stamp or coin; and any alcoholic beverage) other than collectibles that are held primarily for sale to customers in the ordinary course of business; (v) Less than five percent (5%) of the average of the unadjusted bases of the property of AutovaxID will be attributable to nonqualified financial property (as defined in Section 1397C(e) of the Code and in Section 1.45D-1(d)(4)(i)(E) of the Regulations, and which includes debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities and other similar property); (vi) No part of the business activities of AutovaxID will consist of the operation of any private or commercial golf course, country club, massage parlor, hot tub facility, or suntan facility, race track or other facility used for gambling, or store the principal business of which is the sale of alcoholic beverages for consumption off premises; (vii) No part of AutovaxID’s business activities will include the rental to others of residential rental property (the term “residential rental property” is defined in Section 168(e)(2)(A) of the Code as meaning any building or structure if eighty percent (80%) or more of the gross rental income from such building or structure for the taxable year is rental income from dwelling units); (viii) The predominant trade or business of AutovaxID will not include the development or holding of intangibles for sale or license, as provided under Section 1.45D-1(d)(5)(iii) of the Regulations; (ix) Farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code) will not be an activity of AutovaxID; (x) AutovaxID will generate revenues by the date of December 8, 2009; (xi)AutovaxID shall not discontinue conducting business, shall not materially change the nature of its business, and shall not materially change the manner in which its business activities are conducted, other than changes in the nature of its business or the manner in which it conducts its business that do not cause the making of the Loan by the Lender to cease to constitute a “qualified low-income community investment” as such term is used in Section 45D of the Code (as determined by the Lender in its good faith judgment and based upon the advice of counsel); (xii) AutovaxID will not be a bank, credit union or other financial institution; (xiii) AutovaxID will not maintain a qualified low-income building under Section 42 of the Code; (xiv) AutovaxID will not become a single-member entity treated as disregarded as separate from its owner for federal income tax purposes, nor be liquidated or merged into another entity without the written consent of St. Louis New Market Tax Credit Fund II, LLC; and (xv) AutovaxID and Biovest will operate consistently with the License and Asset Purchase Agreement between AutovaxID and Biovest, and will not amend such agreement without prior written consent of St. Louis New Market Tax Credit Fund II, LLC. An example of an event that would not cause a recapture is changes in the Internal Revenue Code that results in such recapture. The total indemnification amount could be $3.12 million (representing 39% of the $8.0 million qualified investment). However, in accordance with Financial Interpretation 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of the Indebtedness of Others, the conditions and events that could result in recapture are within the Company’s control. Therefore, this potential liability is not reflected in the financial statements.

New Market Tax Credit Transactions (continued):

•

In connection with the NMTC financing, the Company and U.S. Bancorp entered into a put option wherein US Bancorp will have the right to put its investment in the Fund to the Company’s subsidiary, Biolender II starting on December 9, 2013 and ending three months thereafter at a price of $120,000. Furthermore, under a Purchase Option Agreement, for a three month period after the expiration of the put option and to the extent that the put option was not exercised, Biolender II will have the option to purchase U.S. Bancorp’s equity interests in the Leverage Fund based on the fair market value of the equity interests at that time. The Company has concluded that this contract constitutes a derivative liability that requires accounting recognition at fair value. The Company utilized a probability-based, discounted cash flow approach to value the put. In applying this technique, the Company, on the inception date, concluded that it was probable that US Bancorp would exercise their contractual right to put the investment. Accordingly, the valuation technique provided for the recognition of the full put amount ($120,000) at the present value of its cash flows, using market interest rates that would likely be considered by market participants trading similar instruments. The present value associated with the put option and included in derivative liabilities in the June 30, 2007 balance sheet is approximately $59,000.

•

The Company, its subsidiaries and certain related parties have entered into a guarantee arrangement with St. Louis New Markets Tax Credit Fund II, LLC for the debt service of AutovaxID. The Company issued warrants to purchase 2.6 million shares of common stock to the related parties as compensation for their guarantees. The guarantees were treated in a manner similar to contributed service and their fair value of $1.4 million was charged to expense upon issuance. The Company also indemnified the guarantors from any claims of any kind to the extent that the guarantors are called upon to pledge funds, assets or collateral in connection with the guarantee being executed.

•

Various legal and accounting fees of $764,000 involved in structuring this transaction were recorded as deferred financing costs and prepaid expenses and will be amortized over a period of seven and one half years, representing the duration of the note issued by AutovaxID Investment, LLC and payable to Biolender II, LLC.

Accounting for the NMTC financing arrangement:

The Company evaluated the structure of the NMTC financing arrangements and entities so involved under the context of FIN46. FIN46 provides a framework for determining whether certain entities should be consolidated (irrespective of equity ownership) based upon a variable interests model. This model determines the control and consolidation based upon potential variability in gains and losses of the entity being evaluated for consolidation. Generally, a variable interest holder that absorbs a majority of the entity’s expected losses, if they occur, receives a majority of the entity’s expected residual return, if they occur, or both is identified as the primary beneficiary for consolidation purposes.

The Company concluded that Biovax Investment, LLC, Telesis CDE Two, LLC, Autovax Investment, LLC and St. Louis New Market Tax Credit Fund II, LLC met the definition of variable interest entity. However, for the Company to be required to apply the provisions of the Interpretation, it must have a variable interest in the entity. Variable interests in a variable interest entity are contractual, ownership or other monetary interests in an entity that change with changes in the value of the net assets of the entity. The following tables illustrate the variable interests have been identified in each of the entities considered by the Company and the related holder:

New Market Tax Credit Transaction I:

Variable Interest Holder	Variable Interests Biovax Investment, LLC	Variable Interests Telesis CDE Two, LLC
Biovest and its Related Parties	Senior beneficial interest Guaranty Agreement Indemnification Agreement Put (VIE Equity) Call (VIE Equity)	Senior beneficial interest Guarantee Agreement

Biovax Investment, LLC		VIE Equity (99.9%)

US Bancorp	VIE Equity (99.9%)	Tax Credit Rights

Biovax Investment Corp.	VIE Equity (0.01%)

Telesis CDE, Corp		VIE Equity (0.01%)

New Market Tax Credit Transactions (continued):

New Market Tax Credit Transaction II:

Variable Interest Holder	Variable Interests AutovaxID Investment, LLC	Variable Interests St. Louis NMTC Fund II, LLC
Biovest and its Related Parties	Senior beneficial interest Guaranty Agreement Indemnification Agreement Put (VIE Equity) Call (VIE Equity)	Senior beneficial interest Guarantee Agreement

AutovaxID Investment, LLC		VIE Equity (99.9%)

US Bancorp	VIE Equity (100%)	Tax Credit Rights

St. Louis Development Corporation		VIE Equity (0.01%)

The above table illustrates the weight of the variable interests that are held by the Company. In addition, in performing quantitative valuation, the Company afforded significant weight to the guarantee agreements, indemnifications and put features, the preponderance of which limit the equity investor’s risk of loss on the venture. In evaluating both qualitative and quantitative considerations, the Company has concluded that its variable interests in the entity absorb most of the entities’ losses and should, therefore, consolidate the entities under the scope of FIN46.

Variable Interest Entities:

Assets of $20.2 million and liabilities of $14.8 million of the variable interest entities identified above, are limited to the instruments referred to in the description of the NMTC financing arrangement above. In accordance with consolidation principles, these assets and liabilities are eliminated in consolidation leaving the non-controlling interests of US Bancorp, Telesis CDE Corp, Biovax Investment Corp, and St. Louis Development Corporation, reflected on the Company’s June 30, 2007 condensed consolidated balance sheet as non controlling interests in variable interest entities.

The Company’s $590,000 non-controlling interest in losses from variable interest entities on it consolidated statement of operations for the nine months ended June 30, 2007 consists of the following:

Variable Interest Entity	Net (Income)/Loss
Biovax Investment LLC	$585,000
Telesis CDE Two, LLC	(9,000)
AutovaxID Investment, LLC	250,000
St. Louis NMTC Fund II, LLC	(236,000)

$590,000

Notes Payable:

On January 16, 2007, the Company closed an amended and restated loan transaction (“Note 1”) with Pulaski Bank and Trust Company of St. Louis, MO (“Pulaski”), which amended the Loan Agreement dated September 5, 2006 pursuant to which Pulaski agreed to loan $1 million to the Company pursuant to an unsecured Promissory Note. The Company issued warrants to purchase 25,000 shares of the Company’s common stock as a loan origination fee. The Company also closed on a second loan transaction with Pulaski Bank on March 22, 2007 (“Note 2”), pursuant to which Pulaski agreed to loan an additional $0.75 million to the Company pursuant to an unsecured Promissory Note. The balance of both notes in the June 30, 2007 financial statements includes principal of $1.75 million plus accrued interest of $13,000. The company issued warrants to purchase 1,770,453 shares of the Company’s common stock to certain officers and directors in conjunction with their guarantee of these notes payable.

Notes Payable (continued):

Note 1 had an original maturity date of July 5, 2007, and was subsequently extended to September 5, 2007. The Company paid $25,000 in cash as well as warrants to purchase 85,710 shares of the Company’s common stock with a five year term at $1.10 per share to Pulaski Bank in consideration for this extension. The note can be prepaid by the Company at any time without penalty. The note bears interest at the prime rate minus .05% (7.75% per annum at June 30, 2007), requiring monthly payments of interest only. The note is an unsecured obligation of the Company and is subordinated to the Company’s outstanding loan to Laurus Master Fund, Ltd. The note is guaranteed by entities and individuals affiliated with the Company or Accentia, the majority stockholder of the Company. The Company has entered into Indemnification Agreements with each of the guarantors. The Company issued warrants to purchase 1,388,636 shares of the Company’s common stock to certain officers and directors in conjunction with their guarantee of this note payable.

Note 2 had an original maturity date of May 21, 2007, and was subsequently extended to September 21, 2007. The Company paid $18,750 in cash as well as warrants to purchase 64,290 shares of the Company’s common stock with a five year term at $1.10 per share to Pulaski Bank in consideration for this extension. The note bears interest at the prime rate minus .05% (7.75% per annum as of June 30, 2007), with interest only payments due monthly. The note is an unsecured obligation of the Company and is subordinated to the Company’s outstanding loan to Laurus Master Fund, Ltd. The note is guaranteed by entities and individuals affiliated with the Company or Accentia, the majority stockholder of the Company. The Company has entered into Indemnification Agreements with each of the guarantors. The Company issued to the guarantors warrants to purchase an aggregate total of 381,817 shares of the Company’s Common Stock, par value $0.01 per share, at an exercise price of $1.10 per share. The Company issued to Pulaski Bank warrants to purchase a total of 25,000 shares of the Company’s common stock as a loan origination fee

The Company agreed to indemnify and hold harmless each guarantor should their guarantees be called by the Lender by agreeing to compensate each affected guarantor by an issuance of restricted common stock equal to 700% of the amount of their guarantee.

On June 26, 2007 the Company closed a loan transaction with Southwest Bank Creve Couer Financial Center of St. Louis, MO (“Southwest”) pursuant to which Southwest agreed to loan $0.2 million to the Company pursuant to an unsecured Promissory Note. The note matures on December 26, 2007, and can be prepaid by the Company at any time without penalty. The note bears interest at the prime rate plus 1.0% (9.25% per annum at June 30, 2007), requiring monthly payments of interest only. The note is an unsecured obligation of the Company and is subordinated to the Company’s outstanding loan to Laurus Master Fund, Ltd. The note is guaranteed by an officer of Accentia, the majority stockholder of the Company. The Company has entered into an Indemnification Agreement with the guarantor whereby the Company has agreed to indemnify and hold harmless the guarantor should the guarantee be called by the Lender.

In conjunction with the issuance of this note payable the Company issued to the guarantor warrants to purchase 109,090 shares of the Company’s Common Stock, par value $0.01 per share, at an exercise price of $1.10 per share (the “Warrants”). The Warrants will expire on January 26, 2012. Under the terms of the Warrants, the guarantors shall have piggy-back registration rights for the shares underlying the Warrants.

The balance of this note in the June 30, 2007 financial statements includes principal of $0.2 million plus accrued interest of $2,000.

Operating Capital and Capital Expenditure Requirements:

Our ability to continue our present operations and meet our obligations for vaccine development and commercialize our automated cell culture instrument is dependent upon our ability to continue obtaining significant external funding. See Note 3 in the notes to the condensed consolidated financial statements. As previously discussed Accentia has advanced all payments required under its investment agreement obligation of $20 million. Additionally, Accentia has loaned the Company a net $10.0 million through June 30, 2007, including the inter-company demand loans discussed above. As of August 1, 2007, certain principal and interest payments due on the Company’s $7.8 million note payable due to the Company’s senior secured creditor, Laurus Master Fund, Ltd. had not been made, although no default has been declared on these obligations as of this time. Additional sources of funding have not been established; however, additional financing is currently being sought by the Company from a number of sources other than Accentia, including the sale of equity or debt securities, strategic collaborations, recognized research funding programs, as well as domestic and/or foreign licensing of our vaccine. Management is currently in the process of exploring various financing alternatives, and has hired an investment banking firm to assist in these efforts. There can be no assurance that we will be successful in securing such financing at acceptable terms, if at all. If adequate financing is not established or if the Company determines it to otherwise be in the Company’s best interest, the Company may consider additional strategic financing options, including sales of assets or business units that are non-essential to the ongoing development or future commercialization of BiovaxID and AutovaxID. If adequate financing is not established and if other strategic financing options are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs or curtail some or all of its commercialization efforts and the company may not be able to continue as a going concern.

Subsequent Events:

Effective as of July 5, 2007, we entered into a renewal and extension of the maturity date of the Promissory Note dated January 5, 2007 to Pulaski Bank. This Promissory Note, which had an original maturity date of July 5, 2007, now matures on September 5, 2007. We agreed to pay $25,000 in cash as well as to issue warrants to purchase 85,710 shares of the our common stock with a five-year term and an exercise price of $1.10 per share to Pulaski Bank in consideration for this extension. The note can be prepaid by us at any time without penalty. The note bears interest at the prime rate minus .05% (7.75% per annum at June 30, 2007), requiring monthly payments of interest only. All other terms of the Promissory Note dated January 5, 2007 remain the same as previously disclosed.

Effective as of July 21, 2007, we entered into a renewal and extension of the maturity date of the Promissory Note dated April 22, 2007 to Pulaski Bank. This Promissory Note, which had an original maturity date of May 21, 2007, now matures on September 21, 2007. We agreed to pay $18,750 in cash as well as to issue warrants to purchase 64,290 shares of our common stock with a five-year term and an exercise price of $1.10 per share to Pulaski Bank in consideration for this extension. The note bears interest at the prime rate minus .05% (7.75% per annum as of June 30, 2007), with interest only payments due monthly. All other terms of the Promissory Note dated April 22, 2007 remain the same as previously disclosed.

Effective as of August 12, 2007, we terminated the Employment Agreement of Carl M. Cohen, Ph.D., the Company’s Chief Operating Officer. In accordance with the terms of his employment agreement, Dr. Cohen will receive termination compensation in the amount of his base salary for a period of six months along with continuation of insurance benefits.

Fluctuations in Operating Results:

The Company’s operating results may vary significantly from quarter to quarter or year to year, depending on factors such as timing of biopharmaceutical development and commercialization of products by the Company’s customers, the timing of increased research and development and sales and marketing expenditures, the timing and size of orders and the introduction of new products or processes by the Company. Consequently, revenues, profits or losses may vary significantly from quarter to quarter or year to year, and revenue or profits in any period will not necessarily be indicative of results in subsequent periods.

Potential Dilutive Effect of Outstanding Stock Options, Warrants and Convertible Debt:

We have outstanding options, warrants and convertible debt (“Stock Rights”) pursuant to which we may be required to issue additional shares of our Common Stock. These dilutive securities are described in footnotes to our Consolidated Financial Statements for the fiscal year ended September 30, 2006, which were filed as part of our 10-KSB. Additionally, as part of our Investment Agreement with Accentia, we granted Accentia the right to maintain its then 81% ownership of our Common Stock in the event of the exercise of certain Stock Rights (the “Accentia First Right of Refusal Agreement”). The Accentia First Right of Refusal entitles Accentia to purchase that number of shares of our Common Stock necessary to maintain its then 81% ownership after the exercise of certain Stock Rights at an aggregate purchase price equal to the total amount paid in the exercise of such Stock Rights. Pursuant to the New Market Tax Credit Financing, Accentia sold back 10 million shares of our common stock, and further declined to exercise of its First Right of Refusal regarding all shares of stock issued from October 1, 2005 through September 30, 2006. On October 31, 2006, Accentia agreed to terminate its anti-dilution (First Right of Refusal) agreement with Biovest in exchange for 5.0 million shares of common stock.

Shares Issued and Outstanding at June 30, 2007	94,636,811
Options	8,987,324
Warrants	21,540,545
Convertible Notes	46,817

Total	125,211,497

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We expect to continue to incur substantial operating losses in the future. We will not receive any product revenue until BiovaxID™ has been approved by the FDA or similar regulatory agencies in other countries and successfully commercialized. We currently anticipate that our cash, cash equivalents and marketable securities, together with cash flow generated from our collaborations, fund raising and potential commercial partnering opportunities currently in process will be sufficient to fund our operations at least through the next twelve months. However, we will need to raise substantial additional funds to continue our operations and bring future products to market. We cannot be certain that our efforts will be successful or that we will be able to raise sufficient funds to complete the development and commercialization of BiovaxID™, should it be approved. Additionally, we plan to continue to evaluate licensing opportunities that would fit with our strategy. Any such transaction would likely increase our funding needs in the future.

Our future funding requirements will depend on many factors, including but not limited to:

•	the size and complexity of our research and development programs;

•	the scope and results of our clinical trials;

•	continued scientific progress in our research and development programs;

•	the time and expense involved in seeking regulatory approvals;

•	competing technological and market developments;

•	acquisition, licensing and protection of intellectual property rights; and

•	the cost of establishing manufacturing capabilities and conducting commercialization activities.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations and partnering. If we are successful in raising additional funds through the issuance of equity securities, investors likely will experience dilution, or the equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If we raise funds through the issuance of debt securities, those securities would have rights, preferences and privileges senior to those of our common stock. We do not know whether additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of, or eliminate one or more of our clinical trials or research and development programs.

ITEM 4.	CONTROLS AND PROCEDURES

An evaluation was performed under the supervision and with the participation of our management, including the Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2007, and for the period covered by this report. Based on that evaluation, our management, including the CEO and CFO, concluded that our disclosure controls and procedures are effective as of June 30, 2007, and for the period covered by this report, to ensure that information required to be disclosed in the reports that Biovest files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. There have been no significant changes in our internal control over financial reporting or in other factors in the first nine months of fiscal 2007 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

We are involved with the litigation titled Biovest International, Inc. v. Excorp Medical, Inc. This matter was for collection of a debt owed to Biovest arising out of a prior litigation. The defendant has breached the settlement agreement and a default judgment in the amount of $567,647 was entered against Excorp Medical. On March 21, 2007, Biovest and Excorp entered into a Forebearance Agreement whereby Biovest agreed to forebear from exercising its rights to collect the Judgment until June 30, 2007. We are unable to determine the collectability of the judgment at this time.

We have been served with a summons and complaint filed in Delaware Superior Court on behalf of SPRI International LLC for breach of contract for non-payment of certain fees for clinical trial studies and pass-through expenses in the amount of $183,000. Biovest has indicated that it intends to seek to dismiss this litigation and submit any claims involved in this matter to arbitration pursuant to a contractual arbitration clause. We plan to defend these claims vigorously.

Except for the foregoing, we are not a party to any material legal proceedings, and management is not aware of any threatened legal proceedings that could cause a material adverse impact on its business, assets, or results of operations.

Further, from time to time the Company is subject to various legal proceedings in the normal course of business, some of which may be covered by insurance. Management believes that these proceedings will not have a material adverse effect on our business.

ITEM 1A.	RISK FACTORS

See “Operating Capital and Capital Expenditure Requirements” in Item 2 Management’s Discussion and Analysis of Financial Condition and Results of Operations, the risk factors set forth in our annual report on Form 10-KSB for the year ending September 30, 2006 and Note 3 Additional expected financing activity to the Notes to Condensed Consolidated Financial Statements which are incorporated by reference herein.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Unregistered Sales of Equity Securities

None.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5.	OTHER INFORMATION

Continued development activities related to our vaccine, including the Phase 3 clinical trials, are expected to result in substantial, and potentially increasing, expenditures over the next several years before any revenues from this product development materialize. While we pursue FDA approval of the vaccine, we plan to make significant investment in the development of equipment, including the development of our automated cell production instrument, and potentially space and related capability necessary to support commercial vaccine production requirements anticipated upon approval. We have filed an amendment to the trial Protocol to expand the trial to include patients who receive initial treatment including Rituxan®, and we have accelerated the development of our commercial manufacturing protocols in anticipation of submission of an application for Accelerated Approval. Accordingly, we anticipate that our expenditures related to vaccine and equipment development and commercialization will increase significantly over that experienced in the past. Our inability to obtain required funds or any substantial delay in obtaining required funds would have an adverse effect on our ability to continue to develop our vaccine and prepare for its planned commercialization.

ITEM 6.	EXHIBITS

The following exhibits are filed as part of, or incorporated by reference into, this quarterly report on Form 10-Q.

Exhibit Number	Description
10.1	Amended March 22, 2007 Promissory Note with Pulaski Bank and Trust Company of St. Louis, MO (“Pulaski”) and the Company dated April 22, 2007.

10.2	Second Amended March 22, 2007 Promissory Note with Pulaski and the Company dated May 21, 2007.

10.3	Third Amended March 22, 2007 Promissory Note with Pulaski and the Company dated July 21, 2007.

10.4	Amended January 16, 2007 Promissory Note with Pulaski and the Company dated July 5, 2007.

31.1	Certification of Chairman of the Board and Chief Executive Officer pursuant to Section 302 of Sarbanes – Oxley Act.

31.2	Certification of Chief Financial Officer pursuant to Section 302 of Sarbanes – Oxley Act.

32.1	Certification of Chairman of the Board and Chief Executive Officer pursuant to Section 906 of Sarbanes – Oxley Act.

32.2	Certification of Chief Financial Officer pursuant to Section 906 of Sarbanes – Oxley Act

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

BIOVEST INTERNATIONAL, INC.
(Registrant)

Date: August 14, 2007	/s/ Steven R. Arikian
Steven R. Arikian, M.D.
Chairman of the Board; Chief Executive Officer; Director
(Principal Executive Officer)

Date: August 14, 2007	/s/ James A. McNulty
James A. McNulty, CPA
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Exhibit 10.1

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call /Coll	Account	Officer	Initials
$750,000.00	04-22-2007	05-21-2007	600-7011175		1206	008

References in the shaded area are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Borrower:	BIOVEST INTERNATIONAL INC.	Lender:	PULASKI BANK
	324 South Hyde Park Avenue, Suite 350		12300 OLIVE BLVD
	Tampa, FL 33606		ST LOUIS, MO 63141

Principal Amount:	$750,000.00	Initial Rate:	7.750%	Date of Note:	April 22, 2007

PROMISE TO PAY. BIOVEST INTERNATIONAL INC. (“Borrower”) promises to pay to PULASKI BANK (“Lender”), or order, in lawful money of the United States of America, the principal amount of Seven Hundred Fifty Thousand & 00/100 Dollars ($750,000.00), together with interest on the unpaid principal balance from April 21, 2007, until paid in full.

PAYMENT. Borrower will pay this loan in one principal payment of $750,000.00 plus interest on May 21, 2007. This payment due on May 21, 2007, will be for all principal and all accrued interest not yet paid. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Wall Street Journal Prime Rate of Interest. This is the base rate on corporate loans posted by at least 75% of the nation’s largest banks (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 8.250% per annum. The interest rate to be applied to the unpaid principal balance during this Note will be at a rate of 0.500 percentage points under the Index, resulting in an initial rate of 7.750% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: PULASKI BANK, 12300 OLIVE BLVD, ST LOUIS, MO 63141.

LATE CHARGE. If a payment is more than 15 days late, Borrower will be charged 5.000% of the regularly scheduled payment or $5.00, whichever is less.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, at Lender’s option, and if permitted by applicable law. Lender may add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). Upon default, the interest rate on this Note shall be increased by adding a 2.000 percentage point margin (“Default Rate Margin”). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the Guarantor’s estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

Cure Provisions. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within twenty (20) days; or (2) if the cure requires more than twenty (20) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including attorneys’ fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Missouri without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Missouri.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of ST LOUIS County,

PROMISSORY NOTE

(Continued)

Loan No: 600-7011175

State of Missouri.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts.

COLLATERAL. This loan is unsecured.

PRIOR NOTE. This note represents a renewal of a Promissory Note under the same loan number dated March 22, 2007.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (LENDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

BIOVEST INTERNATIONAL INC.

By:	/s/ Steven Arikian
Steven Arikian, Chairman and CEO of BIOVEST INTERNATIONAL INC.

Exhibit 10.2

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$750,000.00	05-21-2007	07-21-2007	600-7011175		1206	008

References in the shaded area are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Borrower:	BIOVEST INTERNATIONAL INC. 324 South Hyde Park Avenue, Suite 350 Tampa, FL 33606	Lender:	PULASKI BANK 12300 OLIVE BLVD ST LOUIS, MO 63141

Principal Amount:	$750,000.00	Initial Rate:	7.750%	Date of Note:	May 21, 2007

PROMISE TO PAY. BIOVEST INTERNATIONAL INC. (“Borrower”) promises to pay to PULASKI BANK (“Lender”), or order, in lawful money of the United States of America, the principal amount of Seven Hundred Fifty Thousand & 00/100 Dollars ($750,000.00), together with interest on the unpaid principal balance from May 21, 2007, until paid in full.

PAYMENT. Borrower will pay this loan in one principal payment of $750,000.00 plus interest on July 21, 2007. This payment due on July 21, 2007, will be for all principal and all accrued interest not yet paid. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning June 21, 2007, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Wall Street Journal Prime Rate of Interest. This is the base rate on corporate loans posted by at least 75% of the nation’s largest banks (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 8.250% per annum. The interest rate to be applied to the unpaid principal balance during this Note will be at a rate of 0.500 percentage points under the Index, resulting in an initial rate of 7.750% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: PULASKI BANK, 12300 OLIVE BLVD, ST LOUIS, MO 63141.

LATE CHARGE. If a payment is more than 15 days late, Borrower will be charged 5.000% of the regularly scheduled payment or $5.00, whichever is less.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, at Lender’s option, and if permitted by applicable law, Lender may add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). Upon default, the interest rate on this Note shall be increased by adding a 2.000 percentage point margin (“Default Rate Margin”). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the Guarantor’s estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

Cure Provisions. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within twenty (20) days; or (2) if the cure requires more than twenty (20) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including attorneys’ fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of

PROMISSORY NOTE

(Continued)

Loan No: 600-7011175

the State of Missouri without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Missouri.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of ST LOUIS County, State of Missouri.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts.

COLLATERAL. This loan is unsecured.

RESTRICTIONS ON DRAWS. Borrower acknowledges and agrees to the following restrictions on the availability of funds under this Promissory Note:

On the date that the loan is executed, the sum of $200,000.00, and not the full note amount of $750,000.00, will be available to the Borrower, less any loan fees withheld from the proceeds. No further DRAWS or Advances will be allowed until such time that the Lender has received and reviewed the commitment of the stock offering funding in the amount of $40MM or greater.

The Borrower further acknowledges and agrees that an additional requirement prerequisite for each DRAW request will be the acknowledgement and approval of the DRAW request by each Guarantor. In lieu of this requirement, Borrower may at their option offer the Guaranty of another person(s), which shall be subject to Lender approval and acceptance.

PRIOR NOTE. This note represents a renewal of a Promissory Note under the same loan number dated APRIL 22, 2007.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (LENDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

BIOVEST INTERNATIONAL INC.

By:	/s/ Steven Arikian
Steven Arikian, Chairman and CEO of BIOVEST INTERNATIONAL INC.

EXHIBIT 10.3

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$750,000.00	07-21-2007	09-21-2007	600-7011175		1206	008

References in the shaded area are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Borrower:	BIOVEST INTERNATIONAL INC. 324 South Hyde Park Avenue, Suite 350 Tampa, FL 33606	Lender:	PULASKI BANK 12300 OLIVE BLVD ST LOUIS, MO 63141

Principal Amount:	$750,000.00	Initial Rate:	7.750%	Date of Note:	July 21, 2007

PROMISE TO PAY. BIOVEST INTERNATIONAL INC. (“Borrower”) promises to pay to PULASKI BANK (“Lender”), or order, in lawful money of the United States of America, the principal amount of Seven Hundred Fifty Thousand & 00/100 Dollars ($750,000.00), together with interest on the unpaid principal balance from July 21, 2007, until paid in full.

PAYMENT. Borrower will pay this loan in one principal payment of $750,000.00 plus interest on September 21, 2007. This payment due on September 21, 2007, will be for all principal and all accrued interest not yet paid. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning August 21, 2007, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Wall Street Journal Prime Rate of Interest. This is the base rate on corporate loans posted by at least 75% of the nation’s largest banks (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 8.250% per annum. The interest rate to be applied to the unpaid principal balance during this Note will be at a rate of 0.500 percentage points under the Index, resulting in an initial rate of 7.750% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment. Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: PULASKI BANK, 12300 OLIVE BLVD, ST LOUIS, MO 63141.

LATE CHARGE. If a payment is more than 15 days late, Borrower will be charged 5.000% of the regularly scheduled payment or $5.00, whichever is less.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, at Lender’s option, and if permitted by applicable law. Lender may add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). Upon default, the interest rate on this Note shall be increased by adding a 2.000 percentage point margin (“Default Rate Margin”). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the Guarantor’s estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

Cure Provisions. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within twenty (20) days; or (2) if the cure requires more than twenty (20) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including attorneys’ fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

PROMISSORY NOTE

(Continued)

Loan No: 600-7011175

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Missouri without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Missouri.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of ST LOUIS County, State of Missouri.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts.

COLLATERAL. This loan is unsecured.

RENEWAL PROVISION. Borrower and Lender acknowledge and agree that upon the maturity date (September 21, 2007) this Promissory Note may, at the Borrower’s option, be renewed for an additional 30 days upon the payment of a CASH renewal fee in the amount of $37,500.00 and providing 45,218 additional stock warrants priced at $1.10 per share.

EXHIBIT A. An exhibit, titled “Acknowledgment of Loan Renewal Fees Due,” is attached to this Note and by this reference is made a part of this Note just as if all the provisions, terms and conditions of the Exhibit had been fully set forth in this Note.

PRIOR NOTE. This note represents a renewal of a Promissory Note under the same loan number dated APRIL 22, 2007.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (LENDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

BIOVEST INTERNATIONAL INC.

By:	/s/ Steven Arikian
Steven Arikian, Chairman and CEO of BIOVEST INTERNATIONAL INC.

ACKNOWLEDGMENT OF LOAN RENEWAL FEES DUE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$750,000.00	07-21-2007	09-21-2007	600-7011175		1206	008

References in the shaded area are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Borrower:	BIOVEST INTERNATIONAL INC. 324 South Hyde Park Avenue, Suite 350 Tampa, FL 33606	Lender:	PULASKI BANK 12300 OLIVE BLVD ST LOUIS, MO 63141

This ACKNOWLEDGMENT OF LOAN RENEWAL FEES DUE is attached to and by this reference is made a part of the Promissory Note, dated July 21, 2007, and executed in connection with a loan or other financial accommodations between PULASKI BANK and BIOVEST INTERNATIONAL INC.

BIOVEST INTERNATIONAL INC
324 S. HYDE PARK AVE, STE 350
TAMPA FL 33606	LOAN:6007011175

LOAN TYPE:	SEC NON-R/E - ADJ	MATURITY DATE:	07/21/07
PRINCIPAL BALANCE:	750,000.00	ORIGINAL LOAN DATE:	03/22/07
CURRENT RATE:	7.7500	TOTAL ADVANCES:	750,000.00
INTEREST THRU 07/21/07:	9,741.30	INTEREST PAID 2007:	8,847.92
ONE DAY’S INTEREST:	161.45

COLLATERAL/PROPERTY: UNSECURED

CASH PAYMENTS DUE WITH RENEWAL:

PAST DUE RENEWAL FEE (05/21):	37,500.00
LOAN RENEWAL FEE:	18,750.00
INTEREST DUE 07/21/07:	9,741.30

TOTAL AMOUNT DUE: *	65,991.30*

NON-CASH AMOUNT DUE WITH RENEWAL:

64,290 STOCK WARRANTS AT $1.10 PER SHARE.

THIS ACKNOWLEDGMENT OF LOAN RENEWAL FEES DUE IS EXECUTED ON JULY 21, 2007.

BORROWER:

BIOVEST INTERNATIONAL INC.

By:	/s/ Steven Arikian
Steven Arikian, Chairman and CEO of BIOVEST INTERNATIONAL INC.

Exhibit 10.4

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$1,000,000.00	07-05-2007	09-05-2007	600-7010984		1206	008

References in the shaded area are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Borrower:	BIOVEST INTERNATIONAL INC. 324 South Hyde Park Avenue, Suite 350 Tampa, FL 33606	Lender:	PULASKI BANK 12300 OLIVE BLVD ST LOUIS, MO 63141

Principal Amount:	$1 ,000 ,000 .00	Initial Rate:	7.750%	Date of Note:	July 5, 2007

PROMISE TO PAY. BIOVEST INTERNATIONAL INC. (“Borrower”) promises to pay to PULASKI BANK (“Lender”), or order, in lawful money of the United States of America, the principal amount of One Million & 00/100 Dollars ($1,000,000.00), together with interest on the unpaid principal balance from July 5, 2007, until paid in full.

PAYMENT. Borrower will pay this loan in one principal payment of $1,000,000.00 plus interest on September 5, 2007. This payment due on September 5, 2007, will be for all principal and all accrued interest not yet paid. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning August 5, 2007, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Wall Street Journal Prime Rate of Interest. This is the base rate on corporate loans posted by at least 75% of the nation’s largest banks (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 8.250% per annum. The interest rate to be applied to the unpaid principal balance during this Note will be at a rate of 0.500 percentage points under the Index, resulting in an initial rate of 7.750% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: PULASKI BANK, 12300 OLIVE BLVD, ST LOUIS, MO 63141.

LATE CHARGE. If a payment is more than 15 days late, Borrower will be charged 5.000% of the regularly scheduled payment or $5.00, whichever is less.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, at Lender’s option, and if permitted by applicable law, Lender may add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). Upon default, the interest rate on this Note shall be increased by adding a 2.000 percentage point margin (“Default Rate Margin”). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the Guarantor’s estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

Cure Provisions. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within twenty (20) days; or (2) if the cure requires more than twenty (20) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law. Lender’s attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including attorneys’ fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

PROMISSORY NOTE

(Continued)

Loan No: 600-7011175

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Missouri without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Missouri.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of ST LOUIS County, State of Missouri.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts.

COLLATERAL. This loan is unsecured.

RENEWAL PROVISION. Borrower and Lender acknowledge and agree that upon the maturity date (September 5, 2007) this Promissory Note may, at the Borrower’s option, be renewed for an additional 30 days upon the payment of a CASH renewal fee in the amount amount of $50,000.00 and providing 67,282 additional stock warrants priced at $1.10 per share.

EXHIBIT A. An exhibit, titled “Acknowledgment of Loan Renewal Fees Due,” is attached to this Note and by this reference is made a part of this Note just as if all the provisions, terms and conditions of the Exhibit had been fully set forth in this Note.

PRIOR NOTE. This note represents a renewal of a Promissory Note under the same loan number originally dated September 05, 2006.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (LENDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

BIOVEST INTERNATIONAL INC.

By:	/s/ James A. McNulty
James A. McNulty, CFO and Secretary of BIOVEST INTERNATIONAL INC.

ACKNOWLEDGMENT OF LOAN RENEWAL FEES DUE

Principal	Loan Date	Maturity	Loan No	Call /Coll	Account	Officer	Initials
$1,000,000.00	07-05-2007	09-05-2007	600-7010984		1206	008

References in the shaded area are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing “***” has been omitted due to text length limitations.

Borrower:	BIOVEST INTERNATIONAL INC. 324 South Hyde Park Avenue, Suite 350 Tampa, FL 33606	Lender:	PULASKI BANK 12300 OLIVE BLVD ST LOUIS, MO 63141

This ACKNOWLEDGMENT OF LOAN RENEWAL FEES DUE is attached to and by this reference is made a part of the Promissory Note, dated July 5, 2007, and executed in connection with a loan or other financial accommodations between PULASKI BANK and BIOVEST INTERNATIONAL INC.

BIOVEST INTERNATIONAL INC
324 S. HYDE PARK AVE, STE 350
TAMPA FL 33606	LOAN: 6007010984

LOAN TYPE:	SEC NON-R/E - ADJ	MATURITY DATE:	07/05/07
PRINCIPAL BALANCE:	1,000,000.00	ORIGINAL LOAN DATE:	09/05/06
CURRENT RATE:	7.7500	CREDIT LIMIT:	1,000,000.00
INTEREST THRU 08/05/07:	13,131.95	INTEREST PAID 2007:	28,104.49
ONE DAY’S INTEREST:	215.27
LATE CHARGE BALANCE:	1,738.89
COLLATERAL/PROPERTY: UNSECURED

CASH PAYMENTS DUE WITH RENEWAL:

INTEREST DUE 07/05/07:	6,458.33
INTEREST DUE 08/05/07:	6,673.62
LOAN RENEWAL FEE:	25,000.00
LATE CHARGES DUE:	1,738.89

TOTAL AMOUNT DUE: *	39,870.84	*

NON-CASH AMOUNT DUE WITH RENEWAL:

85,710 STOCK WARRANTS AT $1.10 PER SHARE.

THIS ACKNOWLEDGMENT OF LOAN RENEWAL FEES DUE IS EXECUTED ON JULY 5, 2007.

BORROWER:

BIOVEST INTERNATIONAL INC.

By:	/s/ James A. McNulty
James A. McNulty, CFO and Secretary of BIOVEST INTERNATIONAL INC.

Exhibit 31.1

CERTIFICATION

I, Steven R. Arikian, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Biovest International, Inc. for the three and nine months ended June 30, 2007;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered by this report;

3. Based on my knowledge, the consolidated financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2007

By:	/s/ Steven R. Arikian
Steven R. Arikian., M.D.
Chief Executive Officer; Chairman of the Board; Director

Exhibit 31.2

CERTIFICATION

I, James A. McNulty, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Biovest International, Inc. for the three and nine months ended June 30, 2007;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered by this report;

3. Based on my knowledge, the consolidated financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2007

By:	/s/ James A. McNulty
James A. McNulty, CPA
Chief Financial Officer

Exhibit 32.1

CERTIFICATION

In connection with the Quarterly Report on Form 10-Q of Biovest International, Inc. (the “Company”) for the three and nine months ended June 30, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Form 10-Q”), I, Steven R. Arikian, Chairman of the Board and Chief Executive Officer of the Company, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The form 10-Q fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended: and

(2) The information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 14, 2007

/s/ Steven R. Arikian
Steven R. Arikian, M.D.
Chief Executive Officer; Chairman of the Board; Director

This certification accompanies the Form 10-Q to which it relates, is not deemed filed with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Accentia Biopharmaceuticals, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.

Exhibit 32.2

CERTIFICATION

In connection with the Quarterly Report on Form 10-Q of Biovest International, Inc. (the “Company”) for the three and nine months ended June 30, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Form 10-Q”), I, James A. McNulty, Chief Financial Officer of the Company, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The form 10-Q fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended: and

(2) The information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 14, 2007

/s/ James A. McNulty
James A. McNulty, CPA
Chief Financial Officer

This certification accompanies the Form 10-Q to which it relates, is not deemed filed with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Accentia Biopharmaceuticals, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.

End of Filing